Execution Version

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
among
SRC ENERGY INC.
as Borrower,
SUNTRUST BANK
as Administrative Agent, Swing Line Lender and Issuing Bank,
and
THE LENDERS FROM TIME TO TIME PARTY HERETO
April 2, 2018

SUNTRUST ROBINSON HUMPHREY, INC.
JPMORGAN CHASE BANK, N.A.
KEYBANK NATIONAL ASSOCIATION
WELLS FARGO BANK, NATIONAL ASSOCIATION
Joint Lead Arrangers and Joint Book Runners

i

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Applicable Percentages, Elected Commitments and Maximum Credit Amounts
Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Security Instruments
Exhibit F	Form of Assignment and Assumption
Exhibit G	Form of Hedging Agreement Certificate
Exhibit H	Form of Reserve Report Certificate
Exhibit I-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I -2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I -3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I -4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J	Form of Request for Swing Line Loan
Exhibit K	Form of Swing Line Note
Exhibit L	Form of Swing Line Participation Certificate
Exhibit M	Form of Elected Commitment Increase Certificate
Exhibit N	Form of Additional Lender Certificate

Schedule 7.05	Litigation
Schedule 7.14	Subsidiaries
Schedule 7.15	Location of Business and Offices
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Agreements
Schedule 7.20	Hedging Agreements
Schedule 9.11	Permitted Dispositions

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
This Second Amended and Restated Credit Agreement, dated as of April 2, 2018, is made and entered into by and among SRC Energy Inc., a Colorado corporation (the “Borrower”), each of the Lenders from time to time party hereto, and SunTrust Bank, individually, as Swing Line Lender, Issuing Bank and as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
R E C I T A L S
A.    The Borrower is a party to that certain Amended and Restated Credit Agreement dated as of November 28, 2012 among the Borrower, the Administrative Agent, the Issuing Bank and the lenders party thereto on the date hereof (the “Existing Lenders”), as heretofore amended and modified (as so amended and modified, the “Existing Credit Agreement”).
B.    In order to secure the full and punctual payment and performance of the loans under the Existing Credit Agreement, the Borrower and its Subsidiaries executed and delivered mortgages, collateral assignments, security agreements, financing statements and supplements thereto (collectively, the “Existing Security Instruments”) granting a mortgage lien and continuing security interest in and to the collateral described in such Existing Security Instruments.
C.    The Borrower, certain of the Existing Lenders, Administrative Agent, the Issuing Bank and the Swing Line Lender desire to amend and restate (but not extinguish) the Existing Credit Agreement in its entirety as hereinafter set forth herein.
D.    It is the intention of the parties hereto that this Agreement is an amendment and restatement of the Existing Credit Agreement, and is not a new or substitute credit agreement or novation of the Existing Credit Agreement.
E.    In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto (i) do hereby agree that the Existing Credit Agreement is amended and restated (but not substituted or extinguished) in its entirety as set forth herein and (ii) do hereby agree as follows:
Article I
Definitions and Accounting Matters
Section 1.01    Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Additional Lender” has the meaning assigned to such term in Section 2.06(c)(i).

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Adjusted LIBO Rate” means, with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum equal to the London interbank offered rate for deposits in U.S. Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period, divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in U. S. Dollars in an amount equal to the amount of such Eurodollar Loan are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time), two (2) Business Days prior to the first day of such Interest Period; and provided further that if the rate referred to in clause (i) above is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and the Adjusted LIBO Rate shall not be less than zero.
“Affected Loans” has the meaning assigned such term in Section 5.04.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Elected Commitment Amount” at any time shall equal the sum of the Elected Commitments, as the same may be increased, reduced or terminated pursuant to Section 2.06(c). As of the Effective Date, the Aggregate Elected Commitment Amount is $450,000,000.
“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06. As of the Effective Date, the Aggregate Maximum Credit Amounts of the Revolving Credit Lenders is $1,500,000,000.
“Agreement” means this Second Amended and Restated Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.
“Alternate Base Rate” means the Prime Rate in effect on such day.
“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Borrower and its Subsidiaries concerning or relating to bribery or corruption,

including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Applicable Margin” means, for any day, with respect to any ABR Revolving Credit Loan, Swing Line Loan or Eurodollar Revolving Credit Loan, as the case may be, the rate per annum set forth in the grid below based upon the Borrowing Base Utilization Percentage then in effect:

A	B	C	D	E
Borrowing Base Utilization Percentage	EURODOLLAR REVOLVING CREDIT LOAN	ABR REVOLVING CREDIT LOAN	SWING LINE LOAN	UNUSED COMMITMENT FEE
≥ 90%	250 bps	150 bps	150 bps	50 bps
≥ 75% and < 90%	225 bps	125 bps	125 bps	50 bps
≥ 50% and < 75%	200 bps	100 bps	100 bps	50 bps
≥ 25% and < 50%	175 bps	75 bps	75 bps	37.5 bps
< 25%	150 bps	50 bps	50 bps	37.5 bps

“Applicable Percentage” means, with respect to any Revolving Credit Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Revolving Credit Lender’s Maximum Credit Amount as such percentage is set forth on Annex I.
“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender, (b) any other Person whose (y) credit rating assigned by Moody’s or S&P (or their equivalent) to its unsecured long-term indebtedness is not lower than A3 or A-, respectively, or (z) obligations under any Hedging Agreement with the Borrower are guaranteed by an entity whose credit rating assigned by Moody’s or S&P (or their equivalent) to its unsecured long-term indebtedness is not lower than A3 or A-, respectively, (c) BP Energy Company (and its Affiliates) or (d) Shell Trading Risk Management LLC (and its Affiliates).
“Approved Petroleum Engineers” means Ryder Scott Company or any independent petroleum engineering consulting company reasonably acceptable to the Administrative Agent.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(a)), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
“Borrowing” means Revolving Credit Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Revolving Credit Loans, as to which a single Interest Period is in effect.
“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 2.07(e), Section 8.12(c), Section 9.11(d) or Section 9.11(f).
“Borrowing Base Deficiency” occurs if at any time the total Revolving Credit Exposures exceeds the Borrowing Base then in effect.
“Borrowing Base Hedging Agreement” means any Hedging Agreement in respect of commodities that was in effect at the time of the most recent Borrowing Base determination.
“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of Revolving Credit Exposures of the Revolving Credit Lenders on such day and the denominator of which is the Borrowing Base.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.
“Capital Expenditures” means, in respect of any Person, for any period, the aggregate (determined without duplication) of all exploration and development expenditures and costs that should be capitalized in accordance with GAAP and any other expenditures that are capitalized on the balance sheet of such Person in accordance with GAAP.
“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Collateral” has the meaning assigned such term in Section 2.08(i).
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent (as a first‑priority, perfected security interest), for the benefit of the Issuing Banks and the Revolving Credit Lenders, cash in dollars, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent. “Cash Collateralized” has a correlative meaning.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time or after the time it enters into a Cash Management Agreement, is a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender, in its capacity as a party to such Cash Management Agreement.
“Change in Control” means the occurrence of the following events: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests so that such Person or group owns 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated or approved by the board of directors of the Borrower nor (ii) appointed by directors so nominated or approved.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Commodity Exchange Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.
“Collateral Account” has the meaning assigned such term in Section 2.08(i).
“Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit and Swing Line Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Revolving Credit Lender’s potential Revolving Credit

Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 or otherwise pursuant to this Agreement and (b) modified from time to time pursuant to assignments by or to such Revolving Credit Lender pursuant to Section 12.04. The amount representing each Revolving Credit Lender’s Commitment shall at any time be the least of such Revolving Credit Lender’s (a) Maximum Credit Amount, (b) Applicable Percentage of the then effective Borrowing Base and (c) Elected Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).
“Consolidated Net Income” means with respect to the Borrower and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (I) the net income of any Person in which the Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (I) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (I) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (I) any extraordinary gains or losses during such period; (I) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or writedowns of assets; (I) any writeups or writedowns of non-current assets; and (I) non-cash gain and loss under ASC 815. For the purposes of calculating Consolidated Net Income for any period of four (4) consecutive fiscal quarters in connection with any determination of the Leverage Ratio (the “Reference Period”), and without duplication of any additions to or subtractions from EBITDAX for the same items set forth in the definition thereof, (i) if at any time during such Reference Period the Borrower or any other Loan Party shall have made any Material Disposition, the Consolidated Net Income for such Reference Period shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any other Loan Party shall have made a Material Acquisition, the Consolidated Net Income for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.
“Consolidated Total Assets” means, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Consolidated Subsidiaries at such date.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means a deposit account control agreement or securities account control agreement (or similar agreement), as applicable, in form and substance reasonably satisfactory to the Administrative Agent, executed by the applicable Loan Party, the Administrative Agent and the relevant financial institution party thereto, which establishes the Administrative Agent’s control (within the meaning of Section 9-104 of the UCC) with respect to the applicable Deposit Account or Securities Account covered thereby.
“Current Assets” means, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP (excluding current assets resulting from requirements of ASC Topic 815) plus unused availability under the total Commitments.
“Current Liabilities” means, with respect to any Person, all current liabilities of such Person as of any date of determination calculated in accordance with GAAP (excluding the current portion of the sum of each Revolving Credit Lender’s Commitment and current liabilities resulting from the requirements of ASC Topic 815).
“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all other accrued liabilities (for the deferred purchase price of Property or services) that are more than ninety (90) days past the date of invoice or delinquent other than those which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) all obligations of such Person under Capital Leases; (e) all obligations of such Person under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) all obligations of such Person to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (k) any Disqualified Capital Stock issued by such Person; and (l) the undischarged balance of any production payment created by such Person or for the creation of which such Person received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.
“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, at any time, a Lender that has (a) failed to fund any portion of its Revolving Credit Loans or participations in Letters of Credit or Swing Line Loans within three Business Days of the date required to be funded by it hereunder (other than due to a failure of a condition precedent to be satisfied), (b) notified the Borrower, the Administrative Agent, any Issuing Bank, the Swing Line Lender or any Lender in writing that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under any other agreement in which it commits to extend credit (other than due to a failure of a condition precedent to be satisfied), (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans (but such Lender shall cease to be a Defaulting Lender upon providing this confirmation), (d) otherwise failed to pay over to the Administrative Agent, any Issuing Bank, Swing Line Lender or any Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (e) become or is insolvent or has a parent company that has become or is insolvent, (f) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (g) become the subject of a Bail-in Action. A Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a)

through (g) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.03(c)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swing Line Lender and each Lender.
“Deposit Account” has the meaning assigned to such term in the UCC.
“Disposition” means with respect to any Property, any sale, lease, sale and leaseback transaction, assignment, farmout, exchange, conveyance, transfer or other disposition (including by way of a merger or consolidation) of such Property or any interest therein; and the terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Termination Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.
“Dollars” or “$” refers to lawful money of the United States of America.
“EBITDAX” means, as of any date of determination, the sum of the Consolidated Net Income for the four (4) fiscal quarters ending on the last day of the most recently completed fiscal quarter on or prior to such date of determination plus (a) the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, income taxes, depreciation, depletion, amortization (including amortization of deferred loan costs), exploration expenditures and costs, unrealized losses on any Hedging Agreement, losses on sale of assets, one-time transaction costs, expenses and charges deducted from Consolidated Net Income with respect to any equity or Debt offerings or any acquisition by any Loan Party and all other noncash charges, minus (b) without duplication and to the extent added to Consolidated Net Income in such period: income tax benefits, unrealized gains on Hedging Agreements, and gains on sales of assets. For the purposes of calculating EBITDAX for any Reference Period pursuant to any determination of the Leverage Ratio, and without duplication of any additions to or subtractions from Consolidated Net Income for the same items set forth in the definition thereof, (i) if at any time during such Reference Period any Loan Party shall have made any Material Disposition, the EBITDAX for such Reference Period shall be reduced by an amount equal to the EBITDAX (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDAX (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period any Loan Party shall have made a Material Acquisition, at the option of the Borrower, the EBITDAX for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority,

(b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).
“Elected Commitment” means, as to each Revolving Credit Lender, the amount set forth opposite such Revolving Credit Lender’s name on Annex I under the caption “Elected Commitment”, as the same may be increased, reduced or terminated from time to time in connection with an increase, reduction or termination of the Aggregate Elected Commitment Amount pursuant to Section 2.06.
“Elected Commitment Increase Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(D).
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.04.
“Engineering Reports” has the meaning assigned such term in Section 2.07(c).
“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including the Oil Pollution Act of 1990, as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Governmental Requirements.
“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, and all regulations and guidance promulgated thereunder.
“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned such term in Section 10.01.
“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm‑out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, royalty agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (e)

Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set‑off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and Liens related to surface leases and surface operations, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; and (i) Liens securing Capital Leases and Purchase Money Indebtedness permitted by Section 9.02(c), but only on the Property under lease or the Property purchased with such Purchase Money Indebtedness; provided that Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.
“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.03(g), (d) any U.S. federal withholding Taxes imposed under FATCA and (e) any U.S. federal backup withholding taxes.
“Existing Credit Agreement” has the meaning assigned such term in the Recitals to this Agreement.
“Existing Lenders” has the meaning assigned such term in the Recitals to this Agreement.
“Existing Loans” has the meaning assigned such term in Section 2.01(b).
“Existing Security Instruments” has the meaning assigned such term in the Recitals to this Agreement.
“Exiting Lenders” has the meaning assigned such term in in Section 2.01(b).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
“Fee Letter” means that certain letter agreement dated April 2, 2018, by and between the Borrower and the Administrative Agent, related to, among other things, the payment of certain fees by the Borrower, as amended, restated, supplemented or otherwise modified from time to time.
“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer, manager or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.04.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including without limitation any supranational bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.
“Guarantors” means any Subsidiary of the Borrower that guarantees the Indebtedness.
“Guaranty Agreement” means an agreement executed by the Guarantors in form and substance satisfactory to the Administrative Agent unconditionally guarantying on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified, supplemented, restated or reaffirmed (including reaffirmations of the Guaranty Agreement entered into pursuant to the Existing Credit Agreement) from time to time.
“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law, including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.
“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over‑the‑counter”

or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedging Agreement.
“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.
“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.
“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.
“Increasing Lender” has the meaning assigned such term in Section 2.06(c)(i).
“Indebtedness” means any and all amounts owing or to be owing by the Borrower or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, any Issuing Bank, the Swing Line Lender, or any Lender or any Affiliate of a Lender under any Loan Document or to any Cash Management Bank under any Secured Cash Management Agreement; and (b) all renewals, extensions and/or rearrangements of any of the above; provided that solely with respect to any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Swap Obligations of such Guarantor shall in any event be excluded from “Indebtedness” owing by such Guarantor. Without limiting the foregoing, “Indebtedness” includes all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank, the Swing Line Lender and any Lender incurred pursuant to this Agreement or any other Loan Document).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 12.03.
“Initial Reserve Report” means the report dated as of January 26, 2018, and referencing an effective date of December 31, 2017, prepared by Ryder Scott Company, with respect to certain Oil and Gas Properties of the Borrower.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.
“Interest Payment Date” means (a) with respect to any ABR Revolving Credit Loan, the last day of each calendar quarter or, if sooner, the Termination Date and (b) with respect to any Eurodollar Revolving Credit Loan, the last day of the Interest Period applicable to the Borrowing of which such Revolving Credit Loan is a part, and, in the case of any Eurodollar Revolving Credit Loans having an Interest Period in excess of 90 days, and on each day which occurs every 90 days after the initial date of such Interest Period.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is thirty, sixty, ninety or one hundred eighty days thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).
“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(c).
“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person, the contribution of capital to any other Person or any agreement (other than a merger agreement entered into by the Borrower or any Subsidiary which would not, upon the consummation of the transactions contemplated by such merger agreement, cause the Borrower or such Subsidiary to fail to comply with Section 9.06; provided, that the ability of the Borrower or such Subsidiary to enter into such merger agreement shall not be deemed to be a consent by the Lenders to the consummation of the transactions contemplated by such merger agreement) to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or capital contribution; (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.
“Issuing Bank” means SunTrust Bank, in its capacity as the issuer of Letters of Credit and, from time to time as determined by the Administrative Agent, any Lender that agrees to act as an Issuing Bank hereunder. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. The parties to this Agreement agree and acknowledge that as of the Effective Date, a Letter of Credit issued pursuant to this Agreement by Community Banks of Colorado exists, and Community Banks of Colorado shall be deemed to be an Issuing Bank only with respect to such Letter of Credit (and all modifications and extensions thereto that are permitted by the terms of this Agreement governing Letters of Credit issued hereunder) and from and after the Effective Date, Community Banks of Colorado shall have no obligation to issue any additional Letters of Credit hereunder.
“LC Commitment” means $50,000,000.
“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Credit Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, and any Person that shall have become a party hereto as an Additional Lender pursuant to Section 2.06(c), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and shall include the Revolving Credit Lenders and the Swing Line Lender.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with any Issuing Bank relating to any Letter of Credit.
“Leverage Ratio” has the meaning assigned to such term in Section 9.01(a).

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, encroachments, exceptions or reservations. For purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
“Loan Documents” means this Agreement, the Notes, the Fee Letter, any Secured Hedging Agreement, the Letter of Credit Agreements, the Letters of Credit and the Security Instruments; provided, however, that for purposes of Article X and Section 12.02, the term “Loan Documents” shall not include Hedging Agreements.
“Loan Party” means the Borrower and each Guarantor.
“Loans” means, collectively, the Revolving Credit Loans and the Swing Line Loans.
“Majority Revolving Credit Lenders” means Revolving Credit Lenders holding, in the aggregate, greater than fifty percent (50.0%) of the outstanding Revolving Credit Exposure at such time, unless there is no outstanding Revolving Credit Exposure at such time, and in such case, then Revolving Credit Lenders holding, in the aggregate, greater than fifty percent (50.0%) of the existing Commitments at such time.
“Material Acquisition” means any acquisition of Property that involves the payment of consideration by any Loan Party in excess of a dollar amount equal to ten percent (10%) of the lesser of the then effective Borrowing Base or Aggregate Elected Commitment Amount, as applicable.
“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations or Property condition (financial or otherwise) of the Borrower and any of its Subsidiaries taken as a whole, (b) the ability of the Borrower, any Subsidiary or any Guarantor to perform any of its material obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any Issuing Bank, the Swing Line Lender or any Lender under any Loan Document.
“Material Debt” means Debt (other than the Loans and Letters of Credit) of the Borrower and its Subsidiaries in an aggregate principal amount exceeding the greater of $10,000,000 and 0.5% of Consolidated Total Assets. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any legally enforceable netting agreements) that the Borrower would be required to pay if such Hedging Agreement were terminated at such time
“Material Disposition” means any Disposition of Property that yields gross cash proceeds to any Loan Party in excess of a dollar amount equal to ten percent (10%) of the lesser of the then effective Borrowing Base or Aggregate Elected Commitment Amount, as applicable.
“Maximum Credit Amount” means, as to each Revolving Credit Lender, the amount set forth opposite such Revolving Credit Lender’s name on Annex I under the caption “Maximum Credit Amount”, as the same may be reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or modified from time to time pursuant to any assignment permitted by Section 12.04.
“Mortgaged Property” means any Property owned by Borrower or any of its Subsidiaries which is subject to the Liens existing and to exist under the terms of the Security Instruments.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“New Borrowing Base Notice” has the meaning assigned such term in Section 2.07(d).
“New Revolving Credit Lender” has the meaning assigned to such term in Section 2.01(b).
“Non-Consenting Lender” means any Revolving Credit Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Revolving Credit Lenders in accordance with the terms of Section 12.02 and (ii) has been approved by the Required Revolving Credit Lenders.
“Non‑Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Notes” means, collectively, the Revolving Credit Notes and the Swing Line Note.
“NPV” means, with respect to any Proved Reserves, the present value ascribed to such Proved Reserves (taking into account the cash flows and expenses, including capital expenditures, associated therewith) in the most recent Reserve Report, based upon the economic assumptions (including the discount rate) provided to the Borrower by the Administrative Agent.
“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control.
“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights‑of‑way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
“Organizational Documents” means, with respect to any Person, (a) in the case of any corporation, the articles or certificate of incorporation and by‑laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and limited liability company agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (e) in any other case, the functional equivalent of the foregoing.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.05).
“Participant” has the meaning set forth in Section 12.04(c).
“Patriot Act” has the meaning assigned such term in Section 12.16.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.
“Post Default Rate” shall mean, in respect of the principal of any Loan or any other amount payable by the Borrower under this Agreement or any other Loan Document, a rate per annum during the period commencing on the date of occurrence of an Event of Default until such amount is paid in full or all Events of Default are cured or waived equal to the Alternate Base Rate plus: (i) the Applicable Margin and (ii) two percent (2.0%) per annum, but in no event to exceed the Highest Lawful Rate.
“Prime Rate” shall mean the highest of (i) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Effective Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.
“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i)(A).
“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(iii).
“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question. “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions, “Proved Developed Nonproducing Reserves” means Proved Reserves which are categorized as both “Developed” and “Nonproducing” in the Definitions, “Proved Developed Reserves” means collectively the Proved Developed Producing Reserves and Proved Developed Nonproducing Reserves, and “Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Definitions.
“Purchase Money Indebtedness” means Debt, the proceeds of which are used to finance the acquisition, construction, or improvement of inventory, equipment or other Property in the ordinary course of business.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Swap Obligation or grant of the relevant security interest becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any Issuing Bank or (d) the Swing Line Lender, as applicable.
“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.
“Redetermination Date” has the meaning assigned to such term in Section 2.07(d).
“Reference Period” has the meaning assigned to such term in the definition of Consolidated Net Income.
“Refunded Swing Line Loans” has the meaning ascribed to such term in Section 2.09(e)(i) hereof.
“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.
“Release” means any depositing, spillings, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.
“Remedial Work” has the meaning assigned such term in Section 8.09(a).
“Request for Swing Line Loan” shall mean a request for a Swing Line Loan issued by the Borrower under Section 2.09 of this Agreement in the form attached hereto as Exhibit J.
“Required Revolving Credit Lenders” means Revolving Credit Lenders holding, in the aggregate, at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Revolving Credit Exposure, unless there is no outstanding Revolving Credit Exposure at such time, and in such case, then Revolving Credit Lenders holding, in the aggregate, at least sixty-six and two-thirds percent (66 2/3%) of the existing Commitments at such time.
“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each July 1 or January 1 (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and its Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date, based upon economic assumptions established by the Administrative Agent and reflecting Hedging Agreements in place with respect to such production.
“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer, any Vice President, any Manager or the Secretary of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any return of capital, sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.
“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Revolving Credit Lender’s Revolving Loans, its LC Exposure and its Applicable Percentage of any outstanding Swing Line Loans at such time.
“Revolving Credit Lenders” means the financial institutions from time to time parties hereto as lenders of Revolving Credit Loans.
“Revolving Credit Loans” means the loans made by the Lenders to the Borrower pursuant to Sections 2.01 through Section 2.03 of this Agreement.
“Revolving Credit Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.
“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria.
“Sanctioned Person” shall mean, at any time, (a) any Person that is the subject or target of any Sanctions, (b) any Person located, organized, operating or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.

“Scheduled Redetermination” has the meaning assigned such term in Section 2.07(b).
“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(c)(iii)(A).
“SEC” means the U.S. Securities and Exchange Commission or any successor Governmental Authority.
“Secured Cash Management Agreement” means any Cash Management Agreement of the Borrower or any Subsidiary with a Cash Management Bank.
“Secured Hedging Agreement” means any Hedging Agreement of the Borrower or any Subsidiary with a Secured Hedging Counterparty.
“Secured Hedging Counterparty” means any Lender or Affiliate of a Lender that is party to a Hedging Agreement with the Borrower or any Subsidiary, (a) whether or not (i) such Person was a Lender or Affiliate of a Lender at the time such Hedging Agreement was entered into or (ii) such Person at any time ceases to be an Approved Counterparty and (b) includes any assignee of any Lender or Affiliate of a Lender, so long as such assignee is a Lender or Affiliate of a Lender.
“Securities Account” has the meaning assigned to such term in the UCC.

“Security Instruments” means the mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit E, and any and all other agreements, guarantees, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Hedging Agreements with Secured Hedging Counterparties with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Indebtedness, the Notes, if any, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented, restated or reaffirmed (including reaffirmations of the Existing Security Instruments) from time to time.

“Senior Notes” means unsecured notes issued by the Borrower; provided that, the agreements and instruments governing such Debt shall not contain (a) any affirmative or negative covenant (including financial covenants) that is materially more restrictive than those set forth in this Agreement; provided that the inclusion of any covenant that is customary with respect to such type of Debt and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (a), (b) any restriction on the ability of the Borrower or any of the Guarantors to amend, modify, restate or otherwise supplement this Agreement or the other Loan Documents, (c) any restrictions on the ability of any Subsidiary of the Borrower to guarantee the Indebtedness (as such Indebtedness may be amended, modified, supplemented or restated from time to time), (d) any restrictions on the ability of the Borrower or any Subsidiary of the Borrower to pledge Property as collateral security for the Indebtedness (as such Indebtedness may be amended, modified, supplemented or restated from time to time), (e) a scheduled maturity date that is earlier than 180 days after the Termination Date (as in effect on the date of issuance of such Senior Notes), (f) any amortization or other mandatory principal payments by way of a sinking fund or similar arrangement other than at the scheduled maturity thereof (except for any offer to redeem such Debt required as a result of asset sales or the occurrence of a “Change in Control” under and as defined in any indenture, loan agreement or other agreement or instrument evidencing such Debt (or substantially similar term used therein)), or (g) any Lien securing such Debt.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw‑Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or managers or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swing Line” shall mean the revolving credit loans to be advanced to the Borrower by the Swing Line Lender pursuant to Section 2.09 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

“Swing Line Lender” shall mean (a) SunTrust Bank, in its capacity as a lender of one or more Swing Line Loans under Section 2.09 of this Agreement and (b) any successor that agrees to act in such capacity as subsequently designated hereunder.

“Swing Line Loan” shall mean a borrowing requested by the Borrower and made by the Swing Line Lender pursuant to Section 2.09 hereof.

“Swing Line Maximum Amount” shall mean $25,000,000.

“Swing Line Note” shall mean the swing line note which may be issued by the Borrower to the Swing Line Lender pursuant to Section 2.09 hereof in the form attached hereto as Exhibit K, as such note may be amended or supplemented from time to time, and any note or notes issued in substitution, replacement or renewal thereof from time to time.

“Swing Line Participation Certificate” shall mean the Swing Line Participation Certificate delivered by the Administrative Agent to each Revolving Credit Lender pursuant to Section 2.09(e)(ii) hereof in the form attached hereto as Exhibit L.
“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the earlier to occur of (i) April 2, 2023 or (ii) the date that the Aggregate Maximum Credit Amount is sooner terminated pursuant to Section 2.06 or Section 10.02.
“Total Funded Debt” means, at any date, all Debt of the Borrower and the Consolidated Subsidiaries on a consolidated basis, excluding (a) non-cash obligations under ASC 815 and (b) Debt of the type described in clauses (h), %4., (j) and (l) of the definition thereof.
“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Loan Document to which it is a party, the initial borrowing of Loans and other extensions of credit under this Agreement (including any deemed borrowings and any deemed issuances of Letters of Credit), including the renewal, extension, and rearrangement (but not substitution or extinguishment) of loans under the Existing Credit Agreement as Loans under this Agreement pursuant to the terms of this Agreement, the use of the proceeds thereof, and the grant and/or reaffirmation of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments, and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant and/or reaffirmation of the security interests and provision of collateral under the Security Instruments, and the grant and/or reaffirmation of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Triggering Event” means (a) the Disposition by Borrower or any Subsidiary of any Oil and Gas Properties which, after giving effect to such Disposition, results in the aggregate amount of all such Dispositions (the value assigned to such Oil and Gas Properties subject to such Dispositions in the then current Borrowing Base) since the most recent Redetermination Date to exceed 5% of the Borrowing Base then in effect, (b) the Unwind of any Borrowing Base Hedging Agreement which, after giving effect to such Unwind, results in the aggregate amount of all such Unwinds (the Borrowing Base value of such Borrowing Base Hedging Agreement, determined as of the date of the applicable Unwind, as determined by the Administrative Agent in its reasonable judgment) since the most recent Redetermination Date to exceed 5% of the Borrowing Base then in effect, or (c) the Disposition by Borrower or any Subsidiary of any Oil and Gas Properties or Unwind of any Borrowing Base Hedging Agreement which, after giving effect to such Disposition or Unwind, results in the aggregate amount of all such Dispositions (the value assigned to such Oil and Gas Properties subject to such Dispositions in the then current Borrowing Base) plus the aggregate amount of all such Unwinds (the mark-to-market value of such Borrowing Base Hedging Agreement subject to such Unwind(s)) since the most recent Redetermination Date to exceed 7.5% of the Borrowing Base then in effect.
“Triggering Value” means, (a) in the case of the Unwind of any Borrowing Base Hedging Agreement, the Borrowing Base value of such Borrowing Base Hedging Agreement, determined as of the date of the applicable Unwind, as determined by the Administrative Agent in its reasonable judgment, and taking into account any Borrowing Base Hedging Agreement that is put into place substantially contemporaneously with the Unwind and (b) in the case of the Disposition by Borrower or any Subsidiary of any Oil and Gas Properties, the amount equal to the Borrowing Base value assigned to such Oil and Gas Properties, as determined by the Administrative Agent in its reasonable judgment.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate, the Adjusted LIBO Rate based upon a 30-day Interest Period, the Adjusted LIBO Rate based upon a 60-day Interest Period, the Adjusted LIBO Rate based upon a 90-day Interest Period or the Adjusted LIBO Rate based upon a 180-day Interest Period.
“Unwinds” means the novation, sale, assignment, unwinding, termination, restructuring, modification, or amendment of a Hedging Agreement; provided that a Hedging Agreement shall be deemed not to have been subject to an Unwind if upon its termination or unwinding, it is replaced, in a substantially contemporaneous transaction, with one or more Hedging Agreements that would have approximately the same Borrowing Base value (as determined by the Administrative Agent in its reasonable judgment) and without cash payments to the Borrower or any Subsidiary in connection therewith.
“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in the collateral intended as security for the Indebtedness.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02    Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).
Section 1.03    Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
Section 1.04    Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent and the Lenders on the next date on which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Revolving Credit Lenders shall otherwise agree in writing, no such change shall modify or affect (a) the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods or (b) the recording by the Borrower of any lease as a capital lease (so long as the Borrower continues to record all leases in a manner consistent with prior periods).
ARTICLE II
The Credits
Section 2.01    Commitments.
(a)    Commitments. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Revolving Credit Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Revolving Credit Loans.
(b)    Existing Loans under the Existing Credit Agreement. The parties hereto acknowledge and agree that, effective as of the Effective Date, in order to accommodate and orderly effect the reallocations, adjustments, acquisitions and decreases under this Section 2.01(b), (i) all outstanding Eurodollar Loans (as defined in the Existing Credit Agreement) on the date hereof are (and shall be deemed to be) converted to ABR Revolving Credit Loans under, and as defined in, the Existing Credit Agreement (and (x) the Borrower agrees to pay to each Exiting Lender such costs and expenses that would have been due under Section 5.02 of the Existing Credit Agreement as a result of such conversion unless waived by such Exiting Lender and (y) each Existing Lender that is not an Exiting Lender agrees to waive such costs and expenses that would have been due under Section 5.02 of the Existing Credit Agreement as a result of such conversion), and (ii) after giving effect to clause (i) above, all outstanding Loans (as defined in the Existing Credit Agreement) under the Existing Credit Agreement on the date hereof (the “Existing Loans”) are (and shall be deemed to be) continued as the initial ABR Revolving Credit Loans (as defined in this Agreement) made under this Agreement on the Effective Date. The outstanding Indebtedness under, and as defined in, the Existing Credit Agreement shall be assigned, renewed, extended, modified, and rearranged as Indebtedness outstanding under and pursuant to the terms of this Agreement. The Existing Lenders have agreed among themselves, in consultation with the Borrower, to adjust their respective Commitments (as defined in the Existing Credit Agreement) and to pay-off in full such Existing Lenders which will not become Revolving Credit Lenders hereunder (each an “Exiting Lender”). The Administrative Agent, the Revolving Credit Lenders (including Bank of Montreal and PNC Bank, National Association as Revolving Credit Lenders (each, a “New Revolving Credit Lender”)), the Borrower and each Exiting Lender (by receipt of the payment in full of the Loans as defined in, and owing to it under, the Existing Credit Agreement) consent to such reallocation and each Existing Lender’s adjustment of, and each Existing Lender’s assignment of, an interest in the Commitments (as defined in the Existing Credit Agreement) to the Revolving Credit Lenders (including the New Revolving Credit Lenders) pursuant to this Section 2.01(b). On the Effective

Date and after giving effect to such reallocations, adjustments, assignments and decreases, the Maximum Credit Amount of each Revolving Credit Lender shall be as set forth on Annex I. The Revolving Credit Lenders shall make all appropriate adjustments and payments between and among themselves to account for the revised Applicable Percentages resulting from the initial allocation of the Revolving Credit Lenders’ Commitments under this Agreement. The Borrower and each Revolving Credit Lender party hereto hereby agrees that this Section 2.01 and any exiting agreement executed by an Exiting Lender that is acceptable to the Administrative Agent shall be deemed approved assignment forms as required under the Existing Credit Agreement.
Section 2.02    Revolving Credit Loans and Borrowings.
(a)    Borrowings; Several Obligations. Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Revolving Credit Loans made by the Revolving Credit Lenders ratably in accordance with their respective Commitments. The failure of any Revolving Credit Lender to make any Revolving Credit Loan required to be made by it shall not relieve any other Revolving Credit Lender of its obligations hereunder; provided that the Commitments are several and no Revolving Credit Lender shall be responsible for any other Revolving Credit Lender’s failure to make Revolving Credit Loans as required.
(b)    Types of Revolving Credit Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Revolving Credit Loans or Eurodollar Revolving Credit Loans as the Borrower may request in accordance herewith. Each Revolving Credit Lender at its option may make any Eurodollar Revolving Credit Loan by causing any domestic or foreign branch or Affiliate of such Revolving Credit Lender to make such Revolving Credit Loan; provided that any exercise of such option shall not affect any other obligation of such Revolving Credit Lender or the obligation of the Borrower to repay such Revolving Credit Loan in accordance with the terms of this Agreement.
(c)    Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of ten (10) Types of Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Termination Date.
(d)    Revolving Credit Notes. Each Revolving Credit Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Revolving Credit Lender resulting from each Revolving Credit Loan made by such Revolving Credit Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Lender from time to time under this Agreement.  The

Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Commitment of each Revolving Credit Lender, (ii) the amount of each Revolving Credit Loan made hereunder by each Revolving Credit Lender, the Type thereof and, in the case of each Eurodollar Revolving Credit Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Revolving Credit Loan pursuant to Section 2.04, (iv) the date of any conversion of all or a portion of any Revolving Credit Loan to another Type pursuant to Section 2.04, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Revolving Credit Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Revolving Credit Loans and each Revolving Credit Lender’s Applicable Percentage thereof.  The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Revolving Credit Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Credit Loans (both principal and unpaid accrued interest) of such Revolving Credit Lender in accordance with the terms of this Agreement.
This Agreement evidences the obligation of the Borrower to repay the Revolving Credit Loans and is being executed as a “noteless” credit agreement. However, at the request of any Revolving Credit Lender at any time, the Borrower agrees that it will prepare, execute and deliver to such Revolving Credit Lender a promissory note payable to the order of such Revolving Credit Lender (or, if requested by such Revolving Credit Lender, to such Revolving Credit Lender and its registered assigns) in substantially the form of Exhibit A or such other form approved by the Administrative Agent. In the event that any Revolving Credit Lender’s Maximum Credit Amount increases or decreases for any reason, the Borrower shall, upon request of such Revolving Credit Lender, deliver or cause to be delivered on the effective date of such increase or decrease, a new Revolving Credit Note payable to such Revolving Credit Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed.
Section 2.03    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m. New York time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m. New York time, one (1) Business Day before the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile transmission or, to the extent provided in Section 12.01(d), electronic communication to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:
(i)    the aggregate amount of the requested Borrowing;

(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and which shall not extend beyond the Termination Date;
(v)    the amount of the then effective Borrowing Base (or Aggregate Elected Commitment Amount, if such amount is less than the then effective Borrowing Base), the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and
(vi)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of thirty day’s duration. Each Borrowing Request shall constitute a representation that no Borrowing Base Deficiency exists and that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the least of the Aggregate Maximum Credit Amounts, the then effective Borrowing Base and the Aggregate Elected Commitment Amount).
Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Revolving Credit Lender of the details thereof and of the amount of such Revolving Credit Lender’s Revolving Credit Loan to be made as part of the requested Borrowing.
Section 2.04    Interest Elections; Conversions.
(a)    Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04; provided, however, that in the case of any Eurodollar Borrowing, unless the Borrower timely delivers a conversion request in accordance with Section 2.04(b), such Eurodollar Borrowing shall automatically be continued at the expiration of the relevant Interest Period for a new Eurodollar Borrowing of the same Type. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Revolving Credit Lenders holding the Revolving Credit Loans comprising such Borrowing, and the Revolving Credit Loans comprising each such portion shall be considered a separate Borrowing; provided that, each such portion of the affected Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000, and provided further that at no time shall there be more than ten (10) Types of Revolving Credit Loans outstanding.
(b)    Interest Election Requests; Conversion Requests. To make an election or conversion, as the case may be, pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone or with an irrevocable written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower by the time that a Borrowing Request would be required under Section 2.03 if the Borrower was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile transmission or, to the extent provided in Section 12.01(d), electronic communication to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.
(c)    Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and which shall not extend beyond the Termination Date.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of thirty day’s duration.
(d)    Notice to Revolving Credit Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Revolving Credit Lender of the details thereof and of such Revolving Credit Lender’s portion of each resulting Borrowing.
(e)    Effect of Events of Default on Interest Election. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election

Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.05    Funding of Borrowings.
(a)    Funding by Revolving Credit Lenders. Each Revolving Credit Lender shall make each Revolving Credit Loan to be made by it hereunder on the funding date in the Borrowing Request by wire transfer of immediately available funds by 2:00 p.m. New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Revolving Credit Lenders. The Administrative Agent will make such Revolving Credit Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Credit Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank; provided further that ABR Borrowings made to refund any Swing Line Loan pursuant to Section 2.09(e) shall be remitted by the Administrative Agent to the Swing Line Lender. Nothing herein shall be deemed to obligate any Revolving Credit Lender to obtain the funds for its Revolving Credit Loan in any particular place or manner or to constitute a representation by any Revolving Credit Lender that it has obtained or will obtain the funds for its Revolving Credit Loan in any particular place or manner.
(b)    Presumption of Funding by the Revolving Credit Lenders. Unless the Administrative Agent shall have received notice from a Revolving Credit Lender prior to the proposed date of any Borrowing that such Revolving Credit Lender will not make available to the Administrative Agent such Revolving Credit Lender’s share of such Borrowing, the Administrative Agent may assume that such Revolving Credit Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Revolving Credit Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Revolving Credit Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Revolving Credit Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Revolving Credit Loans. If such Revolving Credit Lender pays such amount to the Administrative Agent, then such amount shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in such Borrowing.
Section 2.06    Termination and Reduction of Aggregate Maximum Credit Amounts.
(a)    Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Termination Date. If at any time the Aggregate Maximum Credit Amounts, the Borrowing Base or the Aggregate Elected Commitment Amount are terminated or reduced to zero in accordance with the provisions of this Agreement, then the Commitments shall terminate on the effective date of such termination or reduction.
(b)    Optional Termination and Reduction of Aggregate Maximum Credit Amounts by the Borrower.
(i)    The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 and the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(a), the total Revolving Credit Exposures would exceed the total Commitments. No reduction shall reduce the Aggregate Maximum Credit Amounts to less than the Aggregate Elected Commitment Amount (after giving effect to any reduction in the Aggregate Elected Commitment Amount made in connection with such reduction in the Aggregate Maximum Credit Amounts). No reduction shall reduce the Swing Line Maximum Amount unless the Borrower so elects, provided that the Swing Line Maximum Amount shall at no time be greater than the Aggregate Maximum Credit Amounts.
(ii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Credit Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Revolving Credit Lenders in accordance with each Revolving Credit Lender’s Applicable Percentage. Any termination of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated.
(c)    Increases, Reductions and Terminations of Aggregated Elected Commitment Amount.
(i)    Subject to the conditions set forth in Section 2.06(c)(ii), the Borrower may increase the Aggregate Elected Commitment Amount then in effect by increasing the Elected Commitment of one or more existing Revolving Credit Lenders (each such Revolving Credit Lender, an “Increasing Lender”) and/or causing one or more Persons reasonably acceptable to the Administrative Agent and that at such time are not Revolving Credit Lenders to become a Revolving Credit Lender (each such Person that is not at such time a Lender and becomes a Lender, an “Additional Lender”). Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Lender be the Borrower, an Affiliate of the Borrower or a natural person.
(ii)    Any increase in the Aggregate Elected Commitment Amount shall be subject to the following additional conditions:

(A)    no increase in the Aggregate Elected Commitment Amount shall be permitted if after giving effect thereto the Aggregate Elected Commitment Amount exceeds the the Borrowing Base then in effect;
(B)    the Borrower may not increase the Aggregate Elected Commitment Amount more than once between any two redeterminations of the Borrowing Base, whether a Scheduled Redetermination or an Interim Redetermination;
(C)    no Revolving Credit Lender’s Elected Commitment may be increased without the consent of such Revolving Credit Lender;
(D)    subject to Section 2.06(c)(ix) below, if the Borrower elects to increase the Aggregate Elected Commitment Amount by increasing the Elected Commitment of one or more Revolving Credit Lenders, the Borrower and each such Increasing Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit M (an “Elected Commitment Increase Certificate”) and the Borrower shall pay any applicable fees as may have been agreed to between the Borrower, such Increasing Lender and/or the Administrative Agent;
(E)    if the Borrower elects to increase the Aggregate Elected Commitment Amount by causing one or more Additional Lenders to become a party to this Agreement, then the Borrower and each such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit N (an “Additional Lender Certificate”), together with an administrative questionnaire (pursuant to a form provided by the Administrative Agent) for each Additional Lender, and the Borrower shall (1) if requested by any Additional Lender, deliver a Revolving Credit Note payable to such Additional Lender in a principal amount equal to its Maximum Credit Amount, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower, any Additional Lender and/or the Administrative Agent; and
(F)    no Default exists.
(iii)    Subject to acceptance and recording thereof pursuant to Section 2.06(c)(iv), from and after the effective date specified in the Elected Commitment Increase Certificate or the Additional Lender Certificate: (A) the amount of the Aggregate Elected Commitment Amount shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and have the rights and obligations of a Revolving Credit Lender under this Agreement and the other Loan Documents. In addition, each Increasing Lender and Additional Lender shall be deemed to have purchased a pro rata portion of the outstanding Revolving Credit Loans (and participations in then outstanding Letters of Credit and Swing Line Loans) of each of the other Revolving Credit Lenders (and such Revolving Credit Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Revolving Credit Lender (including any Increasing Lender and any Additional

Lender) shall hold its Applicable Percentage of the outstanding Revolving Credit Loans and participations in then outstanding Letters of Credit and Swing Line Loans) after giving effect to the increase in the Aggregate Elected Commitment Amount and the resulting modification of each Revolving Credit Lender’s Applicable Percentage and Maximum Credit Amount pursuant to Section 2.06(c)(v). In connection with the foregoing, the Borrower shall pay any break funding costs payable pursuant to Section 5.02.
(iv)    Upon its receipt of a duly completed Elected Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Increasing Lender or by the Borrower and the Additional Lender party thereto, as applicable, and the Administrative Questionnaire referred to in Section 2.06(c)(ii) the Administrative Agent shall accept such Elected Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv).
(v)    Upon any increase in the Aggregate Elected Commitment Amount pursuant to this Section 2.06(b), (A) each Revolving Credit Lender’s Applicable Percentage shall be automatically deemed amended to the extent necessary so that each such Revolving Credit Lender’s Applicable Percentage equals the percentage of the Aggregate Elected Commitment Amount represented by such Revolving Credit Lender’s Elected Commitment, in each case after giving effect to such increase, (A) each Revolving Credit Lender’s Maximum Credit Amount shall be automatically deemed amended to the extent necessary so that each Revolving Credit Lender’s Maximum Credit Amount equals such Revolving Credit Lender’s Applicable Percentage, after giving effect to any adjustments thereto pursuant to the foregoing clause (A), of the Aggregate Maximum Credit Amount, (B) Annex I to this Agreement shall be deemed amended to reflect the Elected Commitment of any Increasing Lender and any Additional Lender, and any changes in the Revolving Credit Lenders’ respective Applicable Percentages and Maximum Credit Amounts pursuant to the foregoing clauses (A) and (B), and (C) the Borrower shall execute and deliver new Revolving Credit Notes to the extent required under Section 2.02(d).
(vi)    The Borrower may from time to time terminate or reduce the Aggregate Elected Commitment Amount; provided that (A) each reduction of the Aggregate Elected Commitment Amount shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 and (B) the Borrower shall not reduce the Aggregate Elected Commitment Amount if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(a), the total Revolving Credit Exposures would exceed the Aggregate Elected Commitment Amount.
(vii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Elected Commitment Amount under Section 2.06(c)(vi) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Credit Lenders of the contents thereof. Each reduction of the Aggregate Elected Commitment Amount shall be made ratably among each Revolving Credit Lender’s Maximum Credit Amount in accordance with each Revolving Credit Lender’s Applicable Percentage (and Annex I shall be deemed amended to reflect such amendments to each Revolving Credit Lender’s Elected Commitment and the Aggregate Elected Commitment Amount).
(viii)    Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Aggregate Elected Commitment Amount, the Aggregate Elected Commitment Amount shall be automatically reduced (ratably among the Revolving Credit Lenders in accordance with each Revolving Credit Lender’s Applicable Percentage) so that they equal such redetermined Borrowing Base (and Annex I shall be deemed amended to reflect such amendments to each Revolving Credit Lender’s Elected Commitment and the Aggregate Elected Commitment Amount).
(ix)    If (A) the Borrower elects to increase the Aggregate Elected Commitment Amount, (B) the Borrower seeks to achieve the increase in the Aggregate Elected Commitment Amount by increasing the Elected Commitment of all existing Revolving Credit Lenders and (C) each Revolving Credit Lender has consented to such increase in its Elected Commitment, then the Aggregate Elected Commitment Amount shall be increased (ratably among the Revolving Credit Lenders in accordance with each Revolving Credit Lender’s Applicable Percentage) by the amount requested by the Borrower (subject to the limitations set forth in Section 2.06(c)(ii)(A)) without the requirement that any Revolving Credit Lender deliver an Elected Commitment Increase Certificate, and Annex I shall be deemed amended to reflect such amendments to each Revolving Credit Lender’s Elected Commitment and the Aggregate Elected Commitment Amount. The Administrative Agent shall record the information regarding such increases in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv).
Section 2.07    Borrowing Base.
(a)    Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $550,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(e), Section 8.12(c) or Section 9.11.
(b)    Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi‑annually in accordance with this Section 2.07 (a “Scheduled Redetermination”). In addition, each of the Borrower and Required Revolving Credit Lenders shall have the right to request one additional Borrowing Base determination in each period between Scheduled Redeterminations (each, an “Interim Redetermination”) in accordance with this Section 2.07. It is expressly agreed that:
(i)    No Revolving Credit Lenders shall have any obligation to agree upon or designate the Borrowing Base at any particular amount;

(ii)    No Revolving Credit Lenders shall have any obligation to increase its Commitment concurrent with any increase in the Borrowing Base; and
(iii)    The Borrowing Base shall be calculated by each Revolving Credit Lender in accordance with its usual and customary oil and gas lending practices without regard to the current Borrowing Base or such Revolving Credit Lender’s Commitment; and
(iv)    Increases in the Borrowing Base may require the addition of one or more Revolving Credit Lenders.
(c)    Scheduled and Interim Redetermination Procedure.
(i)    Each Scheduled Redetermination shall be effectuated as follows:
(A)    Commencing on or about November 1, 2018, and on or about each May 1 and November 1 thereafter, if the Administrative Agent has received (1) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent pursuant to Section 8.11(a), and (2) such other reports, data and supplemental information, including the information provided pursuant to Section 8.11(b), as may, from time to time, be reasonably requested by the Administrative Agent (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent and the Revolving Credit Lenders shall evaluate the information contained in the Engineering Reports and shall, upon the consent of all Revolving Credit Lenders for an increase in the Borrowing Base or the consent of the Required Revolving Credit Lenders for a reduction or reaffirmation of the Borrowing Base, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt, the internal credit evaluation and other financial information) and factors (including each Revolving Credit Lender’s usual and customary oil and gas lending practices) as each Revolving Credit Lender deems appropriate in its sole discretion.
(ii)    Each Interim Redetermination shall be effectuated as follows:
(A)    Upon receipt by the Administrative Agent of (1) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, pursuant to Section 8.11(b), and (2) such other reports, data and supplemental information, including the information provided pursuant to Section 8.11(b), as may, from time to time, be reasonably requested by the Administrative Agent, the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, upon the consent of all Revolving Credit Lenders for an increase in the Borrowing Base or the consent of the Required Revolving Credit Lenders for a reduction or reaffirmation of the Borrowing Base, propose a new Borrowing Base based upon such information and such other information (including the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt, the internal credit evaluation and other financial information) and factors (including each Revolving Credit Lender’s usual and customary oil and gas lending practices) as each Revolving Credit Lender deems appropriate in its sole discretion.
(iii)    The Administrative Agent shall notify the Borrower of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):
(A)    in the case of a Scheduled Redetermination or an Interim Redetermination initiated by the Borrower, within thirty (30) days after the Administrative Agent has received the required Engineering Reports; and
(B)    in the case of an Interim Redetermination initiated by the Administrative Agent, promptly, and in any event within five (5) days, after the Revolving Credit Lenders have determined the Proposed Borrowing Base.
(iv)    In no event shall the Borrowing Base exceed the Aggregate Maximum Credit Amounts.
(d)    Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is established pursuant to Section 2.07(c), or adjusted pursuant to Section 2.07(e), Section 8.12(c), Section 9.11(d) or Section 9.11(f), the Administrative Agent shall notify the Borrower and the Revolving Credit Lenders of the amount of the redetermined or adjusted Borrowing Base (the “New Borrowing Base Notice”). Any increase in the Borrowing Base from a Scheduled Redetermination or an Interim Redetermination shall require approval of all Revolving Credit Lenders. Any decrease or reaffirmation of the Borrowing Base by a Scheduled Redetermination or an Interim Redetermination shall require approval of the Required Revolving Credit Lenders. Once approval has been obtained by the relevant parties, such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, any Issuing Bank, the Swing Line Lender and the Revolving Credit Lenders in the case of a Scheduled or Interim Redetermination, on the Business Day next succeeding delivery of the New Borrowing Base Notice (the “Redetermination Date”).
(e)    Borrowing Base Reduction Events.
(i)    If the Borrower or any Subsidiary Unwinds any Borrowing Base Hedging Agreement, the Borrower shall promptly provide the Administrative Agent with written notice of such Unwind and, if such Unwind results in a Triggering Event, the Borrowing Base then in effect shall automatically be reduced by an amount equal to the Triggering Value of such Unwind (which reduction shall be in addition to the Required Revolving Credit Lenders’ right to request an Interim Redetermination in each period between Scheduled Redeterminations).
(ii)    If the Borrower or any Subsidiary Disposes of any of its Oil and Gas Properties pursuant to Section 9.11(d) and if such Disposition results in a Triggering Event,

the Borrowing Base then in effect shall automatically be reduced by an amount equal to the Triggering Value of such Disposition (which reduction shall be in addition to the Required Revolving Credit Lenders’ right to request an Interim Redetermination in each period between Scheduled Redeterminations)
(iii)    Effective immediately upon Borrower’s issuance of Senior Notes, (1) the Borrower shall provide the Administrative Agent with written notice of such issuance and (2) the Borrowing Base shall automatically reduce by an amount equal to 25% of the stated principal amount of such Senior Notes (for purposes of this section if any such Senior Notes are issued at a discount or otherwise sold for less than “par”, the reduction shall be calculated based upon the stated principal amount without reference to such discount) which reduction shall not constitute a Scheduled Redetermination or an Interim Redetermination; provided, that the Borrowing Base reduction provided for in Section 2.07(e)(iii)(2) shall not apply to any portion of the proceeds of such Senior Notes used to refinance existing Debt under any Senior Notes.
Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.07(e), Section 8.12(c) or Section 9.11, whichever occurs first.
Section 2.08    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that (1) the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof and (2) the aggregate LC Exposure of the Letters of Credit issued hereunder and the requested Letter of Credit shall not exceed the LC Commitment. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver by hand delivery or facsimile transmission (or, to the extent provided in Section 12.01(d), electronic communication) to the Issuing Bank and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:
(i)    requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii)    specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);
(iii)    specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));
(iv)    specifying the amount of such Letter of Credit;
(v)    specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and
(vi)    specifying the amount of the then effective Borrowing Base (or Aggregate Elected Commitment Amount, if such amount is less than the then effective Borrowing Base) and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).
Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e., the least of the Aggregate Maximum Credit Amounts, the then effective Borrowing Base and the Aggregate Elected Commitment Amount).
If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.
Subject to the terms and conditions contained herein, the Issuing Bank shall then issue the requested Letter of Credit on the Borrower’s behalf.
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Termination Date.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Credit Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Credit Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Administrative Agent (for itself or any of its Affiliates) such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m. New York time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m. New York time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m. New York time, on the Business Day immediately following the day that the Borrower receives such notice; provided that any such LC Disbursement shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Credit Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Revolving Credit Loans made by such Revolving Credit Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that any Revolving Credit Lenders that have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Revolving Credit Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Credit Loans as contemplated above) shall not constitute a Revolving Credit Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Credit Lenders nor any Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank or the Administrative Agent. In furtherance of the foregoing and without limiting the generality thereof, the Borrower agrees that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone, facsimile or email of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Credit Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Revolving Credit Lender to the extent of such payment.
(i)    Cash Collateralization.
(i)    If (A) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent demanding that the Borrower Cash Collateralize the outstanding LC Exposure pursuant to this Section 2.08(i), (B) the Borrower is required to Cash Collateralize the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), or (C) the Borrower is required to Cash Collateralize a Defaulting Lender’s LC Exposure pursuant to Section 4.03(c)(iii)(B), then the Borrower shall Cash Collateralize such LC Exposure or the excess attributable to such LC Exposure, as the case may be, as of such date plus any accrued and unpaid interest thereon; provided that the obligation to Cash Collateralize pursuant to this Section 2.08(i) shall become effective immediately, and immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Section 10.01(g) or Section 10.01(h).
(ii)    The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Bank and the Revolving Credit Lenders, an exclusive first priority and continuing perfected security interest in and Lien on each account (a “Collateral Account”) in which the Borrower has Cash Collateralized any obligation hereunder and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such Collateral Account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor (collectively, the “Cash Collateral”).
(iii)    The Borrower’s obligation to Cash Collateralize pursuant to this Section 2.08(i) shall be absolute and unconditional, without regard to whether any beneficiary of any Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set‑off, counterclaim or recoupment which the Borrower or any Subsidiary may now or hereafter have against any such beneficiary, any Issuing Bank, the Administrative Agent, the Revolving Credit Lenders or any other Person for any reason whatsoever.
(iv)    Each Collateral Account and all Cash Collateral shall secure the payment and performance of the Borrower’s obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over each Collateral Account and the Cash Collateral. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and reasonable sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in each Collateral Account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Revolving Credit Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to Cash Collateralize hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c) or Cash Collateralize a Defaulting Lender’s LC Exposure pursuant to Section 4.03(c)(iii)(B), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within one (1) Business Day after written notice by the Borrower to the Administrative Agent that after all Events of Default have been cured or waived and that no Defaults exist.
(j)    Confirmation. Upon written request of the Borrower, each Issuing Bank shall provide the Borrower, at the sole cost and expense of the Borrower, with a confirmation of the existence of an outstanding Letter of Credit issued by such Issuing Bank within seven (7) days of such request.
Section 2.09    Swing Line.
(a)    Swing Line Loans. The Swing Line Lender may, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.09(c) hereof), but shall not be required to, make one or more loans (each such loan being a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Termination Date in an aggregate amount not to exceed at any one time outstanding the Swing Line Maximum Amount. Subject to the terms set forth herein, advances, repayments and re-advances may be made under the Swing Line.
(b)    Accrual of Interest and Maturity; Evidence of Indebtedness.
(i)    The Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to the Swing Line Lender resulting from each Swing Line Loan made by it from time to time, including the amount and date of each Swing Line Loan, its applicable interest rate, its Interest Period, if any, and the amount and date of any repayment made on any Swing Line Loan from time to time. The entries made in such account or accounts of the Swing Line Lender shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Swing Line Lender to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrower to repay the Swing Line Loans (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement.
(ii)    The Borrower agrees that, upon the written request of the Swing Line Lender, the Borrower will execute and deliver to the Swing Line Lender a Swing Line Note.
(iii)    The Borrower unconditionally promises to pay to the Administrative Agent for the account of the Swing Line Lender the then unpaid principal amount of each Swing Line Loan (plus all accrued and unpaid interest) made by the Swing Line Lender on (A) the earlier of (1) the Termination Date and (2) the tenth Business Day after the Swing Line Loan is made and (B) on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Swing Line Loan shall, from time to time after the date of such Loan (until paid), bear interest at the rate specified in Section 3.02.
(c)    Requests for Swing Line Loans. The Borrower may request a Swing Line Loan by the delivery to the Swing Line Lender of a Request for Swing Line Loan executed by a Responsible Officer for the Borrower, subject to the following:
(i)    each such Request for Swing Line Loan shall set forth the information required on the Request for Swing Line Loan, including without limitation, the proposed date of such Swing Line Loan, which must be a Business Day;
(ii)    on the proposed date of such Swing Line Loan, after giving effect to all outstanding requests for Swing Line Loans made by the Borrower as of the date of determination, (A) the aggregate principal amount of all Swing Line Loans outstanding on such date shall not exceed the Swing Line Maximum Amount and (B) the Swing Line Lender’s Revolving Credit Exposure shall not exceed its Commitment.
(iii)    on the proposed date of such Swing Line Loan, after giving effect to all outstanding requests for Revolving Credit Loans and Swing Line Loans and Letters of Credit requested by the Borrower on such date of determination, the sum of (A) the aggregate principal amount of all Revolving Credit Loans and the Swing Line Loans outstanding on such date plus (B) the LC Exposure on such date shall not exceed the least of (1) the Aggregate Maximum Credit Amounts, (2) the then applicable Borrowing Base and (3) the Aggregate Elected Commitment Amount;
(iv)    the principal amount of the initial funding of such Swing Line Loan, as opposed to any refunding or conversion thereof, shall be at least $250,000 or such lesser amount as may be agreed to by the Swing Line Lender;
(v)    each such Request for Swing Line Loan shall be delivered to the Swing Line Lender by 2:00 p.m. New York time on the proposed date of the Swing Line Loan; and
(vi)    each Request for Swing Line Loan, once delivered to the Swing Line Lender, shall not be revocable by the Borrower, and shall constitute and include a certification by the Borrower as of the date thereof that the conditions set forth in subsections (a) through (f) of Section 6.02 have been satisfied.
(d)    Disbursement of Swing Line Loans. Upon receiving any executed Request for Swing Line Loan from the Borrower and the satisfaction of the conditions set forth in Section 2.09(c) hereof, the Swing Line Lender shall make available to the Borrower the amount so requested in Dollars not later than 3:00 p.m. New York time on the date of such Swing Line Loan, by credit to an account of the Borrower maintained with the Administrative Agent, an account subject to a Control Agreement or to such other account or third party as the Borrower may reasonably direct in writing, subject to applicable law, provided such direction is timely given. The Swing Line

Lender shall promptly notify the Administrative Agent of any such Swing Line Loan by telephone, facsimile or email.
(e)    Refunding of or Participation Interest in Swing Line Loans
(i)    The Swing Line Lender may by written notice given to the Administrative Agent require the Revolving Credit Lenders to acquire participations in all or a portion of its Swing Line Loans outstanding. Such notice shall specify the aggregate amount of such Swing Line Loans in which the Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Revolving Credit Lender’s Applicable Percentage of such Swing Line Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York time, on a Business Day no later than 5:00 p.m. New York time on such Business Day and if received after 12:00 noon, New York time, on a Business Day shall mean no later than 10:00 a.m. New York time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swing Line Lender, such Revolving Credit Lender’s Applicable Percentage of such Swing Line Loans (the “Refunded Swing Line Loans”);
The applicable Revolving Credit Loans used to refund any such Swing Line Loans shall be ABR Revolving Credit Loans. In connection with the making of any such Refunded Swing Line Loans or the purchase of a participation interest in Swing Line Loans under Section 2.09(e)(i) hereof, the Swing Line Lender shall retain its claim against the Borrower for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 10.01(g), (h) or (i) hereof shall have occurred (in which event the procedures of Section 2.09(e)(ii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Loan are then satisfied (but subject to Section 2.09(e)(iii)), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to the Administrative Agent for the benefit of the Swing Line Lender at the office of the Administrative Agent prior to 11:00 a.m. New York time on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans, subject to Section 5.02 hereof.

(ii)    If, prior to the making of a Revolving Credit Loan pursuant to Section 2.09(e)(i) hereof, one of the events described in Section 10.01(g), (h) or (i) hereof shall have occurred, each Revolving Credit Lender will, on the date such Revolving Credit Loan was to have been made, purchase from the Swing Line Lender an undivided participating interest in each of its Swing Line Loans that was to have been refunded in an amount equal to its Applicable Percentage of such Swing Line Loans. Each Revolving Credit Lender within the time periods specified in Section 2.09(e)(i) hereof, as applicable, shall immediately transfer to the Administrative Agent, for the benefit of the Swing Line Lender, in immediately available funds, an amount equal to its Applicable Percentage of the aggregate principal amount of all of its Swing Line Loans outstanding as of such date. Upon receipt thereof, the Administrative Agent will deliver to such Revolving Credit Lender a Swing Line Participation Certificate evidencing such participation.
(iii)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans to refund Swing Line Loans, and to purchase participation interests, in accordance with Section 2.09(e)(i) and Section 2.09(e)(ii), respectively, shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (D) any breach of this Agreement or any other Loan Document by the Borrower or any other Person; (E) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Loan is to be made or such participating interest is to be purchased; (F) the reduction or termination of the Commitments hereunder; or (G) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Credit Lender does not make available to the Administrative Agent the amount required pursuant to Section 2.09(e)(i) or Section 2.09(e)(ii) hereof, as the case may be, the Administrative Agent on behalf of the Swing Line Lender, shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the rate of interest then applicable to such Swing Line Loans. The obligation of any Revolving Credit Lender to make available its pro rata portion of the amounts required pursuant to Section 2.09(e)(i) or Section 2.09(e)(ii) hereof shall not be affected by the failure of any other Revolving Credit Lender to make such amounts available, and no Revolving Credit Lender shall have any liability to any of the Borrower or any of its Subsidiaries, the Administrative Agent, the Swing Line Lender, or any other Revolving Credit Lender or any other party for another Revolving Credit Lender’s failure to make available the amounts required under Section 2.09(e)(i) or Section 2.09(e)(ii) hereof.
ARTICLE III
Payments of Principal and Interest; Prepayments; Fees
Section 3.01    Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Loan in full in cash on the Termination Date and for the account of the Swing Line Lender the then unpaid principal amount of each Swing Line Loan on the dates provided for in Section 2.09(b)(iii). All payments by the Borrower of principal, interest, fees and other obligations shall be made in dollars in immediately available funds, and shall be absolute and unconditional, without defense, rescission, recoupment, setoff or counterclaim, free of any restriction or condition.

Section 3.02    Interest.
(a)    ABR Revolving Credit Loans. The Revolving Credit Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(b)    Eurodollar Revolving Credit Loans. The Revolving Credit Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(c)    Swing Line Loans. Each Swing Line Loan shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate
(d)    Post Default Rate. Notwithstanding the foregoing, if (i) an Event of Default specified in Section 10.01(a), Section 10.01(b), Section 10.01(g), Section 10.01(h) or Section 10.01(i) has occurred and is continuing, or (ii) the Majority Revolving Credit Lenders so elect (or direct the Administrative Agent to so elect) in connection with the occurrence and continuance of any Event of Default (other than those specified in Section 10.01(a), Section 10.01(b), Section 10.01(g), Section 10.01(h) or Section 10.01(i)), then, in each case, all Indebtedness shall bear interest, after as well as before judgment, at a rate per annum equal to the Post Default Rate.
(e)    Interest Payment Dates; Interest Payments for Swing Line Loans. Accrued interest on each Revolving Credit Loan shall be payable in arrears on each Interest Payment Date for such Revolving Credit Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(d) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Revolving Credit Loan (other than an optional prepayment of an ABR Revolving Credit Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Revolving Credit Loan prior to the end of the current Interest Period therefor, accrued interest on such Revolving Credit Loan shall be payable on the effective date of such conversion. Accrued interest on each Swing Line Loan shall be payable in arrears on the first day of each month and on the Termination Date. Notwithstanding the foregoing, all accrued and unpaid interest on any Swing Line Loan refunded pursuant to Section 2.09(e) hereof shall be due and payable in full on the date such Swing Line Loan is refunded or converted.
(f)    Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days (or 365/366 days, in the case of an ABR Revolving Credit Loan or Swing Line Loan), unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period or (ii) deposits (whether in dollars or an alternative currency) are not being offered to Revolving Credit Lenders in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurodollar Borrowing; or
(b)    the Administrative Agent is advised by the Revolving Credit Lenders that the Adjusted LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Revolving Credit Lenders of making or maintaining their Revolving Credit Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Revolving Credit Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Revolving Credit Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made either as an ABR Borrowing or at an alternate rate of interest (not to exceed the Alternate Base Rate) determined by all Revolving Credit Lenders, sufficient to cover each Revolving Credit Lender’s cost of funds.
Section 3.04    Prepayments.
(a)    Optional Prepayments. Subject to any break funding costs payable pursuant to Section 5.02 and prior notice in accordance with Section 3.04(b), the Borrower shall have the right at any time and from time to time to prepay any Revolving Credit Loan or Swing Line Loan in whole or in part, in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000, or if less than $1,000,000, the remaining balance of the Revolving Credit Loans or Swing Line Loans, as applicable.
(b)    Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent (which, if by telephone, shall be confirmed by facsimile transmission, or to the extent provided in Section 12.01(d), electronic communication) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Credit Loan, not later than 1:00 p.m. New York time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Credit Loan, not later than 1:00 p.m. New York time, one Business Day before the date of prepayment, or (iii) in the case of prepayment of a Swing Line Loan, not later than 12:00 p.m. New York time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Revolving Credit Loan or Swing Line Loan or portion thereof to be prepaid. Promptly following receipt of any such prepayment notice relating to a Revolving Credit Loan or Swing Line Loan, the Administrative Agent shall advise the Revolving Credit Lenders of the contents thereof. Each prepayment of a Revolving Credit Loan shall be applied ratably to the Revolving Credit Loans included in the prepaid Revolving Credit Loan. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.
(c)    Mandatory Prepayments.
(i)    Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07 or Section 8.12(c), if the total Revolving Credit Exposures exceeds the redetermined or adjusted Borrowing Base, then the Borrower shall either:
(A)    prepay the Revolving Credit Loans and the Swing Line Loans on the schedule set forth below in an aggregate principal amount equal to such excess and if any excess remains as a result of an LC Exposure, after prepaying all of the Revolving Credit Loans and the Swing Line Loans, Cash Collateralize such excess as provided in Section 2.08(i);
(B)    within forty-five (45) days following its receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs, pledge additional collateral not included in the most recent Reserve Report to the Administrative Agent having a Borrowing Base value (as determined by the Administrative Agent and the Revolving Credit Lenders in their sole discretion) equal to at least the amount of the deficiency or otherwise satisfactory to the Administrative Agent such that the total Revolving Credit Exposures are less than or equal to the Borrowing Base as redetermined or adjusted;
(C)    perform other forms of credit enhancement acceptable to all Revolving Credit Lenders; or
(D)    take any combination of the actions outlined in Section 3.04(c)(i).
The Borrower shall be obligated to make any prepayment pursuant to Section 3.04(c)(i)(A) in five (5) equal monthly installments beginning within forty-five (45) days following its receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs and continuing on the same day of each month thereafter; provided that all payments required to be made pursuant to this Section 3.04(c)(i) must be made on or prior to the Termination Date.
(ii)    Upon any adjustments to the Borrowing Base pursuant to Section 2.07(e)(iii) or Section 9.11, if the total Revolving Credit Exposures exceed the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Revolving Credit Loans and the Swing Line Loans in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Revolving Credit Loans and the Swing Line Loan as a result of an LC Exposure, Cash Collateralize such excess as provided in Section 2.08(i). The Borrower shall be obligated to make such prepayment and/or Cash Collateralize such excess on the date it or any Subsidiary receives proceeds as a result of such Disposition,

Unwind or issuance of Senior Notes; provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.
(iii)    If a Borrowing Base Deficiency exists, or during the period an Event of Default remains uncured and has not been waived, the Borrower shall pay any Revolving Credit Loans and Swing Line Loans with (a) all net cash proceeds received from Dispositions of Properties and (b) any proceeds received pursuant to the Unwind of any Hedging Agreement. In the case of a Borrowing Base Deficiency, this clause (iii) shall only require prepayments of the Revolving Credit Loans and the Swing Line Loans until the Borrowing Base Deficiency has been cured.
(iv)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Revolving Credit Loans then outstanding, second, to any Swing Line Loans then outstanding, and third, to any Eurodollar Revolving Credit Loans then outstanding, and if more than one Eurodollar Revolving Credit Loans is then outstanding, to each such Eurodollar Revolving Credit Loan in order of priority beginning with the Eurodollar Revolving Credit Loan with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Revolving Credit Loan with the most number of days remaining in the Interest Period applicable thereto.
(v)    Each prepayment of Revolving Credit Loans shall be applied ratably to the Revolving Credit Loans of each Revolving Credit Lender included in the prepaid Revolving Credit Loans. Prepayment pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.
(d)    No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.
Section 3.05    Fees.
(a)    Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender, a participation fee with respect to its participations in Letters of Credit equal to (A) the aggregate LC Exposure of such Revolving Credit Lender from time to time, times (B) the Applicable Margin for a Eurodollar Revolving Credit Loan, determined on a per annum basis during the period from and including the date of this Agreement to but excluding the later of the date on which such Revolving Credit Lender’s Commitment terminates and the date on which such Revolving Credit Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank, a fronting fee, of 0.125% per annum of the aggregate undrawn amount of all outstanding Letters of Credit issued by such Issuing Bank. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand.  All participation fees and fronting fees shall be computed on the aggregate stated among of each Letter of Credit on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    Fee Letter. The Borrower agrees to pay to the fees payable in the amounts and at the times set forth in the Fee Letter and pursuant to the terms of the Fee Letter.
(c)    Unused Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender an unused commitment fee equal to the rate per annum set forth in the grid in the definition of Applicable Margin under the column titled “Unused Commitment Fee” for the applicable utilization percentage in Column “A” of such grid, in each case calculated on the average daily amount of the unused Commitment of such Revolving Credit Lender during the period from and including the date of this Agreement to but excluding the date of termination of the Commitments. Fees accrued under this Section 3.05(c) through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. All unused commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Such fee shall be disbursed by the Administrative Agent to the Revolving Credit Lenders in accordance with their respective Commitments.
ARTICLE IV
Payments; Pro Rata Treatment; Sharing of Set‑offs
Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set‑offs.
(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 1:00 p.m. New York time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set‑off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the account of the Administrative Agent most recently designated by it for such purpose, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swing Line Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swing Line Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swing Line Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swing Line Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set‑off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 4.02    Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 4.03    Deductions by the Administrative Agent; Defaulting Lender.
(a)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.08(d), Section 2.08(e), Section 2.09(e) or Section 4.02, then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid in cash.
(b)    Payments to Defaulting Lenders. If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set‑off shall have received a payment in respect of its Revolving Credit Exposure which results in its Revolving Credit Exposure being less than its Applicable Percentage of the aggregate Revolving Credit Exposures, then no payments will be made to such Defaulting Lender until such time as such Defaulting Lender shall have complied with Section 4.03(c) and all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the Indebtedness. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.03(b), all principal will be paid ratably as provided in Section 10.02(c).
(c)    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(i)    Fees otherwise payable pursuant to Section 3.05 shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender.
(ii)    The Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Revolving Credit Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02), provided that any waiver, amendment or modification (A) that would increase the Commitment or the Maximum Credit Amount of such Defaulting Lender or (B) requiring the consent of all Revolving Credit Lenders or each adversely affected Revolving Credit Lender which affects such Defaulting Lender differently than all other Revolving Credit Lenders or all other adversely affected Revolving Credit Lenders, as the case may be, shall require the consent of such Defaulting Lender; and provided further that any redetermination or affirmation of the Borrowing Base shall occur without the participation of a Defaulting Lender, but the Commitment (i.e. the Applicable Percentage of the Borrowing Base (or Aggregate Elected Commitment Amount, if such amount is less than the then effective Borrowing Base) of a Defaulting Lender) may not be increased without the consent of such Defaulting Lender.
(iii)    If any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
(A)    all or any part of such LC Exposure shall be reallocated among the Non‑Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (1) the sum of all Non‑Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all Non‑Defaulting Lenders’ Commitments, (2) the conditions set forth in Section 6.02 are satisfied at such time, and (3) the sum of each Non‑Defaulting Lender’s Revolving Credit Exposure plus its reallocated share of such Defaulting Lender’s LC Exposure does not exceed such Non‑Defaulting Lender’s Commitment; provided, that no such reallocation will constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, the Swing Line Lender or any Revolving Credit Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non‑Defaulting Lender;
(B)    if the reallocation described in Section 4.03(c)(iii)(A) cannot, or can only partially, be effected, then the Borrower shall within three Business Days following notice by the Administrative Agent Cash Collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to Section 4.03(c)(iii)(A)) for so long as such LC Exposure is outstanding;
(C)    if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 4.03(c)(iii)(B)), then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(a) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;
(D)    if the LC Exposure of the Non‑Defaulting Lenders is reallocated pursuant to Section 4.03(c)(iii)(A), then the fees payable to the Revolving Credit Lenders pursuant to Section 3.05(a) shall be adjusted in accordance with such Non‑Defaulting Lenders’ Applicable Percentages; and
(E)    if any Defaulting Lender’s LC Exposure is neither Cash Collateralized nor reallocated pursuant to Section 4.03(c)(iii), then, without prejudice to any rights or remedies of any Issuing Bank or any Revolving Credit Lender hereunder, all letter of credit fees payable under Section 3.05(a) with respect to such Defaulting Lender’s LC Exposure shall be payable to each Issuing Bank (in proportion to the undrawn amount of all outstanding Letters of Credit issued by each Issuing Bank) until such LC Exposure is Cash Collateralized and/or reallocated.
(d)    In the event that the Administrative Agent, the Borrower and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Credit Lender to be a Defaulting Lender, then the LC Exposure of the Revolving Credit Lenders shall be readjusted to reflect the inclusion of such Revolving Credit Lender’s Commitment and on such date such Revolving Credit Lender shall purchase at par such of the Revolving Credit Loans of the other Revolving Credit Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Credit Lender to hold such Revolving Credit Loans in accordance with its Applicable Percentage; provided, that no adjustments will be made retroactively with respect to fees accrued while such Revolving Credit Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non‑Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Revolving Credit Lender having been a Defaulting Lender.
Section 4.04    Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and each of its Subsidiaries unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s and such Subsidiaries’ interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Borrower’s and such Subsidiaries’ Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until an Event of Default has occurred and is continuing, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.
ARTICLE V
Increased Costs; Break Funding Payments; Taxes; Illegality
Section 5.01    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)    subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing

Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 5.02    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), minus (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.
A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
Section 5.03    Taxes.
(a)    Defined Terms. For purposes of this Section 5.03, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. For purposes of this subsection, a refund of any Tax as to which a party has been indemnified includes any credit received in lieu of a refund with respect to any such Tax.
(i)    Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(j)    For purposes of determining withholding Taxes imposed under FATCA, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a "grandfathered obligation" within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
Section 5.04    Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

Section 5.05    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 5.01, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.05(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.04;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Credit Loans and participations in LC Disbursements and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.02) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with applicable law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE VI
Conditions Precedent
Section 6.01    Effective Date. This Agreement and the amendment and restatement of the Existing Credit Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):
(a)    The Administrative Agent, SunTrust Robinson Humphrey, Inc. and the Lenders shall have received all fees required to be paid under Section 3.05 (including fees required to be paid pursuant to the Fee Letter), and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out‑of‑pocket expenses required to be reimbursed or paid by the Borrower hereunder (including the fees and expenses of Haynes and Boone, LLP, counsel to the Administrative Agent).
(b)    The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower setting forth (i) resolutions of its board of directors with respect to the authorization of the Borrower to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower (A) who are authorized to sign the Loan Documents to which the Borrower is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organizational Documents of the Borrower, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.
(c)    The Administrative Agent shall have received a certificate of a Responsible Officer of each Guarantor setting forth (i) resolutions of its board of directors or managers (or other applicable governing body) with respect to the authorization of such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Guarantor (A) who are authorized to sign the Loan Documents to which such Guarantor is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organizational Documents of such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from such Guarantor to the contrary

(d)    The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and the Guarantors.
(e)    The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower stating that (i) all representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents are true and correct on and as of the date of this Agreement, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of this Agreement such representations and warranties shall continue to be true and correct as of such specified earlier date; (ii) no Default has occurred and is continuing; (iii) the Borrower has received all consents and approvals required by Section 7.03 and (iv) the condition in clause (p) of this Section 6.01 has been met.
(f)    The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.
(g)    The Administrative Agent shall have received duly executed Revolving Credit Notes payable to each Revolving Credit Lender that requests a Revolving Credit Note in a principal amount equal to its Maximum Credit Amount dated as of the date hereof.
(h)    The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments described on Exhibit E (or with respect to any such Security Instruments that are Existing Security Instruments, amendments and reaffirmations of such Existing Security Instruments). In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on at least 80% (by NPV) of the Proved Reserves attributable to the Oil and Gas Properties evaluated in the Initial Reserve Report.
(i)    The Administrative Agent shall have received from each Subsidiary duly executed counterparts (in such number as may be requested by the Administrative Agent) of an amendment and reaffirmation of the Guaranty Agreement such Subsidiary entered into pursuant to the Existing Credit Agreement.
(j)    The Administrative Agent shall be reasonably satisfied with the environmental condition and compliance with Environmental Laws of the Oil and Gas Properties of the Borrower and its Subsidiaries.
(k)    The Administrative Agent shall have received the financial statements referred to in Section 7.04(a) and the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.11(b) (other than the matters described in clauses (iv) and (v) of Section 8.11(b)).

(l)    The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Borrower and the Subsidiaries for Colorado and any other jurisdiction requested by the Administrative Agent; other than Liens permitted by Section 9.03.
(m)    The Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to at least 80% (by NPV) of the Proved Reserves attributable to the Oil and Gas Properties evaluated in the Initial Reserve Report.
(n)    The Administrative Agent shall have received an opinion of Davis Graham & Stubbs LLP, counsel to the Borrower substantially in form and substance satisfactory to the Administrative Agent.
(o)    The Administrative Agent shall have received a certificate of insurance coverage of the Borrower naming the Administrative Agent as “additional insured” and “loss payee”, as applicable, and evidencing that the Borrower is carrying insurance in accordance with Section 7.12.
(p)    The absence of any action, suit investigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that purports to affect any transaction contemplated in the Loan Documents or on the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents.
(q)    The Administrative Agent shall be satisfied that all Hedging Agreements with BP Energy Company shall be unsecured Hedging Agreements.
(r)    The Administrative Agent shall have received such other documents as the Administrative Agent or counsel to the Administrative Agent or any Lender may reasonably request.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
Section 6.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding) or borrowing of a Swing Line Loan, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    At the time of and immediately after giving effect to such Borrowing or borrowing of a Swing Line Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(b)    At the time of and immediately after giving effect to such Borrowing or borrowing of a Swing Line Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

(c)    The representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (unless such representations and warranties are already qualified by materiality or Material Adverse Effect in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such Borrowing or borrowing of a Swing Line Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or borrowing of a Swing Line Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects (unless such representations and warranties are already qualified by materiality or Material Adverse Effect in which case such representations and warranties shall be true and correct in all respects) as of such specified earlier date.
(d)    The making of such Revolving Credit Loan or Swing Line Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable would not conflict with, or cause any Revolving Credit Lender, Swing Line Lender or any Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred that enjoins, prohibits or restrains the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.
(e)    No litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Revolving Credit Loan or Swing Line Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.
(f)    The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03, a Request for Swing Line Loan in accordance with Section 2.09(c) or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.
Each request for a Borrowing or a Swing Line Loan and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (f), except that the Borrower’s representation and warranty with respect to Section 6.02(d) shall be deemed to be to its knowledge.
Section 6.03    Additional Conditions to Credit Events. In addition to the conditions precedent set forth in Section 6.02, so long as any Revolving Credit Lender is a Defaulting Lender, any Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the LC Exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or the Borrower will Cash Collateralize the LC Exposure in accordance with Section 4.03(c)(iii)(B), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among the Non-Defaulting Lenders in accordance with Section 4.03(c)(iii)(A) (and the Defaulting Lenders shall not participate therein).
ARTICLE VII
Representations and Warranties
The Borrower represents and warrants to the Administrative Agent, Issuing Bank, the Swing Line Lender and the Lenders that:
Section 7.01    Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.
Section 7.02    Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate or other entity power and authority and have been duly authorized by all necessary corporate, and, if required, shareholder or member action. Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 7.03    Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement, and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation to which the Borrower or any Guarantor is subject or any Organizational Document of the Borrower or any Guarantor or any order of any Governmental Authority to which the Borrower or any Guarantor is subject, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Guarantor or their Properties, or give rise to a right thereunder to require any payment to be made by the Borrower of any Guarantor and (d) will not result in the creation or imposition of any Lien on the Properties of the Borrower or any Guarantor (other than the Liens created by the Loan Documents).
Section 7.04    Financial Condition; No Material Adverse Effect.
(a)    The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of operations, changes in shareholders’ equity and cash flows as of and for the fiscal year ended December 31, 2017, audited by Deloitte & Touche LLP, independent public accountants, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries taken as a whole as of such date and for such period in accordance with GAAP.
(b)    Since December 31, 2017, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
(c)    Neither the Borrower nor any Subsidiary has any Debt (including Disqualified Capital Stock) or any contingent liabilities, off‑balance sheet liabilities or partnerships, liabilities for taxes or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the financial statements described in Section 7.04(a), in the most recent financial statements delivered pursuant to Section 8.01(a) or (b), or as otherwise permitted under Section 9.02.
Section 7.05    Litigation.
(a)    Except as set forth on Schedule 7.05 on the Effective Date or as otherwise disclosed in writing to the Administrative Agent and the Lenders after the Effective Date (which shall supplement Schedule 7.05), there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination that could be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.
(b)    Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
Section 7.06    Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)    The Borrower and its Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws.

(b)    The Borrower and its Subsidiaries have obtained all Environmental Permits required for their operations on each of their Properties, with all such Environmental Permits being currently in full force and effect, and neither the Borrower nor any Subsidiary has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied.
(c)    There are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to Borrower’s knowledge, threatened against the Borrower or any Subsidiary or any of their respective Properties or as a result of any operations at such Properties.
(d)    None of the Properties of the Borrower or any Subsidiary contain or have contained any: (i) underground storage tanks; (ii) asbestos‑containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.
(e)    There has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from any of the Properties or the Borrower or any Subsidiary, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property.
(f)    Neither the Borrower nor any Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite of the Borrower’s or any Subsidiary’s Properties and, to the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice.
(g)    There has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with any operations and businesses conducted on the Properties of the Borrower or any Subsidiary that could reasonably be expected to form the basis for a claim for damages or compensation.
(h)    The Borrower and each Subsidiary has provided to the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non‑compliance with or liability under Environmental Laws) requested by the Lenders that are in the possession or control of the Borrower or any Subsidiary and relating to any of their Properties or the operations thereon.
Section 7.07    Compliance with the Laws and Agreements; No Defaults.

(a)    The Borrower and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other authorizations granted by Governmental Authorities necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    Neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or any Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Debt is outstanding or by which the Borrower or any Subsidiary or any of their Properties is bound.
(c)    No Default or Borrowing Base Deficiency has occurred and is continuing.
Section 7.08    Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 7.09    Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or any Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Liens for Taxes, other than Excepted Liens, have been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.
Section 7.10    ERISA.
(a)    The Borrower, its Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
(b)    Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
(c)    No act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA except to the extent such penalty or liability could not reasonably be expected to result in a Material Adverse Effect.
(d)    Full payment when due has been made of all amounts which the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.
(e)    Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, any Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.
(f)    Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.
Section 7.11    Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any Subsidiary prior to, or on, the date hereof in connection with the transactions contemplated hereby. There are no statements or conclusions known to the Borrower in the preparation of any Reserve Report which were based upon or include misleading information or failed to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and the Subsidiaries and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.
Section 7.12    Insurance. The Borrower has, and has caused its Subsidiaries, to have (a) all insurance policies sufficient for its compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Subsidiaries. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to the Property loss insurance maintained by the Borrower.
Section 7.13    Restriction on Liens. Neither the Borrower nor any Subsidiary is a party to any agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Indebtedness and the Loan Documents.
Section 7.14    Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries.
Section 7.15    Location of Business and Offices. The Borrower’s jurisdiction of organization is Colorado; the name of the Borrower as listed in the public records of its jurisdiction of organization, as of the date hereof, is SRC Energy Inc.; and the organizational identification number of the Borrower in its jurisdiction of organization is 20051109690 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(k) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive office is located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(k) and Section 12.01(d)). Each Subsidiary’s jurisdiction of organization, organizational identification number in its jurisdiction or organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.15 (or as set forth in a notice delivered pursuant to Section 8.01(k) in accordance with Section 12.01).
Section 7.16    Properties; Titles, Etc.
(a)    As of the date of the most recently delivered Reserve Report, the Borrower and its Subsidiaries have good and defensible title to the Hydrocarbon Interests in the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all their personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, as of the date of the most recently delivered Reserve Report, the Borrower owned the net interests in production attributable to the Hydrocarbon Interests as reflected in such Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in such Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s net revenue interest in such Property.
(b)    All material leases and agreements necessary for the conduct of the business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.
(c)    The rights and Properties presently owned, leased or licensed by the Borrower and its Subsidiaries including all easements and rights of way, include all rights and Properties necessary to permit the Borrower and its Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.
(d)    All of the material Properties of the Borrower and its Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.
(e)    The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and its Subsidiaries does not and will not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each of the Borrower and its Subsidiaries either owns or has valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in its business as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.
Section 7.17    Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (a) no Oil and Gas Property of the Borrower or its Subsidiaries is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or its Subsidiaries is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower and its Subsidiaries. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and in a manner consistent with the past practices of the Borrower and its Subsidiaries (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).
Section 7.18    Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.11(b), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any Subsidiary to deliver Hydrocarbons produced from the Oil and Gas Properties of the Borrower or any Subsidiary at some future time without then or thereafter receiving full payment therefor exceeding two percent (2%) of the Borrower’s Proved Reserves of natural gas (on an mcf equivalent basis) in the aggregate.
Section 7.19    Marketing of Production. Except as set forth on Schedule 7.19 or on the most recent certificate delivered pursuant to Section 8.11(b), neither the Borrower nor any Subsidiary a party to any material agreements which is not cancelable on ninety (90) days notice or less without penalty or detriment for the sale of production from the Borrower’s or any Subsidiary’s Hydrocarbons (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date thereof.
Section 7.20    Hedging Agreements. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d), sets forth, a true and complete list of all Hedging Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement. Borrower is a Qualified ECP Guarantor.
Section 7.21    Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used to provide working capital for exploration and production operations, acquisition of oil and gas properties and general corporate purposes, including for Restricted Payments permitted under Section 9.04. A portion of the Borrowing Base (not to exceed the LC Commitment) may be used for the issuance of Letters of Credit that shall expire prior to the Termination Date. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.
Section 7.22    Solvency. After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis as the Debt becomes absolute and matures, (b) each of the Borrower and the Guarantors has not incurred and does not intend to incur, and does not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) the Borrower and the Guarantors will not have (and has no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.
Section 7.23    Payments by Purchasers of Production. All proceeds from the sale of the Borrower’s and each Subsidiary’s interests in Hydrocarbons from its Oil and Gas Properties are currently being paid in full by the purchaser thereof on a timely basis and at prices and terms comparable to market prices and terms generally available at the time such prices and terms were negotiated for oil and gas production from producing areas situated near such Oil and Gas Properties, and none of such proceeds are currently being held in suspense by such purchaser or any other Person, except where the failure to timely collect or hold such proceeds in suspense could not reasonably be expected to result in Material Adverse Effect.
Section 7.24    Sanctions and Anti-Corruption Laws.
(a)    None of the Borrower or any of its Subsidiaries or any of their respective directors, officers, employees, agents or affiliates is a Sanctioned Person.
(b)    The Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, the agents of the Borrower and its Subsidiaries, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance therewith.
Section 7.25    EEA Financial Institutions. Neither the Borrower nor any Subsidiary is an EEA Financial Institution.

ARTICLE VIII
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Administrative Agent, Issuing Bank, the Swing Line Lender and the Lenders that:
Section 8.01    Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)    Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than (120) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations (and, as the balance sheet and statements of operations, accompanied by consolidated schedules), shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by a firm of independent public accountants of recognized national or regional standing reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), and certified by one of its Financial Officers, to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that such financial statements shall be deemed to have been delivered on the date they are made available on the SEC EDGAR website or on the Borrower’s website, whichever occurs first.
(b)    Quarterly Financial Statements. Within sixty (60) days after the end of each fiscal quarter of each fiscal year of the Borrower, a consolidated balance sheet, income statement and statement of the cumulative cash flows of the Borrower and its Consolidated Subsidiaries for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, prepared by the Borrower and accompanied by a certification of a Financial Officer of the Borrower, dated the date of the delivery of the financial statements to the Administrative Agent and each Lender, and further certifying that no Default exists under this Agreement and that such financial statements present fairly in all material respects the financial position and results of operations of the Borrower in accordance with GAAP, subject to normal year‑end adjustments and the absence of footnotes (other than those reasonably required to explain financial data); provided that such financial statements shall be deemed to have been delivered on the date they are made available on the SEC EDGAR website or on the Borrower’s website, whichever occurs first.
(c)    Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D attached hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.13 and Section 9.01, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) if, at any time, the Borrower has any Consolidated Subsidiaries, setting forth consolidating spreadsheets that show all Consolidated Subsidiaries and eliminating entries, in such detail as would be provided to the auditors of the Borrower.
(d)    Certificate of Financial Officer – Hedging Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer, in substantially the form of Exhibit G attached hereto, setting forth as of the last Business Day of such fiscal quarter or fiscal year, as the case may be, a true and complete list of all Hedging Agreements of the Borrower, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark‑to‑market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.
(e)    Certificate of Insurer – Insurance Coverage. Promptly following any request therefor by the Administrative Agent or any Lender, a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.06, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.
(f)    Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter (except standard and customary correspondence) submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower, or the board of directors of the Borrower, to such letter or report.
(g)    SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; provided that such reports, proxy statements and other materials shall be deemed to have been delivered on the date they are made available on the SEC EDGAR website or on the Borrower’s website, whichever occurs first.
(h)    Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any material preferred stock designation, indenture, loan or credit or other similar debt agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.
(i)    Lists of Purchasers. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.11, a list of all Persons purchasing Hydrocarbons from the Borrower or any Subsidiary produced from the Oil and Gas Properties of the Borrower or its Subsidiaries included in the latest Reserve Report.
(j)    Notice of Sales of Oil and Gas Properties. In the event the Borrower or any Subsidiary intends to Dispose of any of its Oil or Gas Properties in accordance with Section 9.11(d) or (e), prior written notice of such Disposition, the price thereof and the anticipated date of closing and any other details thereof requested by the Administrative Agent or any Lender.
(k)    Information Regarding the Borrower and Guarantors. Prompt written notice (and in any event within ten Business Days prior thereto (or such shorter time period acceptable to the Administrative Agent in its sole discretion)) of any change (i) in the Borrower’s or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower’s or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower’s or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is organized or formed, (iv) in the Borrower’s or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization and (v) in the Borrower’s or any Guarantor’s federal taxpayer identification number.
(l)    Other Reports. The Borrower shall prepare and provide the Lenders and Administrative Agent the following reports:
(i)    concurrently with any delivery of financial statements under Section 8.01(a), a 12 month budget for the Borrower and its Subsidiaries for the current fiscal year prepared by the management of the Borrower; and
(ii)    such other information as the Administrative Agent may reasonably request.
(m)    Notices of Certain Changes. Subject to Section 9.20, promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the Organizational Documents, any preferred stock designation or any other organizational document of the Borrower or any Subsidiary.
Section 8.02    Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)    the occurrence of any Default or Event of Default under this Agreement or any of the other Loan Documents;
(b)    the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower, any Subsidiary or any Affiliate thereof not previously disclosed in writing to the Administrative Agent and the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the

Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and
(c)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 8.03    Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.11.
Section 8.04    Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities and payables with rights to mechanic and materialman liens, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Borrower or any Subsidiary.
Section 8.05    Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each Subsidiary to, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect:
(a)    operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;
(b)    keep, preserve and maintain all Property that is material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted)

all of its material Oil and Gas Properties and other material Properties, including all equipment, machinery and facilities;
(c)    promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary, in accordance with customary industry standards, to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;
(d)    promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub‑leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties; and
(e)    operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.
Section 8.06    Insurance. The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance (a) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (b) in accordance with all Governmental Requirements. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Indebtedness shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent as “additional insured” and “loss payee”, as applicable, and provide that the insurer will endeavor to give at least thirty (30) days prior notice of any cancellation to the Administrative Agent.
Section 8.07    Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that so long as no Event of Default is continuing, the Borrower shall only be required to reimburse the Administrative Agent or the Lenders for the cost of one such inspection in any fiscal year.
Section 8.08    Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. To the extent applicable to the Borrower’s and its Subsidiaries’ business and operations, the Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.
Section 8.09    Environmental Matters.
(a)    The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release any Hazardous Material on, under, about or from such Property or any other property offsite from such Property to the extent caused by the Borrower’s or any Subsidiary’s operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of such Property, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of such Property, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause each Subsidiary to conduct, its operations and business in a manner that will not expose such Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation that could reasonably be expected to have a Material Adverse Effect; and (vi) establish and implement, and cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’ obligations under this Section 8.09(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.
(b)    The Borrower will promptly, but in no event later than five (5) days after the occurrence thereof, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $5,000,000, not fully covered by insurance, subject to normal deductibles.

(c)    The Borrower will, and will cause each Subsidiary to, undertake reasonable environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards upon request by the Administrative Agent and the Lenders (i) if the Administrative Agent reasonably believes (A) that there has been a Release of Hazardous Materials or (B) non‑compliance with an Environmental Law has occurred, and that such an event could reasonably be expected to cause a Material Adverse Effect (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority), in connection with any Oil and Gas Properties or other Properties of the Borrower and its Subsidiaries
Section 8.10    Further Assurances.
(a)    The Borrower at its sole expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, if any, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any defect, error or inaccuracy in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.
(b)    The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Properties without the signature of the Borrower or any Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. The Borrower acknowledges and agrees that any such financing statement may describe the collateral as “all assets” of the applicable party or words of similar effect as may be required by the Administrative Agent.
Section 8.11    Reserve Reports.
(a)    Commencing on October 1, 2018 and on or before each April 1 and October 1 thereafter and in connection with any Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Revolving Credit Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries as of the immediately preceding July 1st (in the case of a Reserve Report due on October 1) and January 1st (in the case of a Reserve Report due on April 1) or the relevant date established for purposes of the Interim Redetermination, as applicable. The Reserve Report shall be prepared by one or more Approved Petroleum Engineers evaluating the Proved Developed Producing Reserves, Proved Developed Nonproducing Reserves and Proved Undeveloped Reserves for the Oil and Gas Properties of the Borrower and its Subsidiaries. In connection with each Reserve Report, the Borrower shall provide the Administrative Agent and the Revolving Credit Lenders with monthly lease operating statements (including production volumes, volumes sold, sales revenues and price per volume, ad valorem, severance and production taxes and lease operating expenses) for the 12-month period ending on the effective date of the Reserve Report and for all full calendar months ending after such effective date through the date the Reserve Report is delivered to the Administrative Agent and the Revolving Credit Lenders, covering all Proved Developed Producing Reserves of the Borrower.
(b)    With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Revolving Credit Lenders a certificate from a Responsible Officer, in substantially the form of Exhibit H attached hereto, certifying that: (i) the data contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower and its Subsidiaries own good and defensible title to the Hydrocarbon Interests in the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03 (and other than those title defects disclosed in writing to the Administrative Agent), (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the Effective Date or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the Effective Date and (vi) attached thereto is a schedule of the proved Oil and Gas Properties of the Borrower and its Subsidiaries evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the Borrowing Base that the value (by NPV) of such Mortgaged Properties represent in compliance with Section 8.13(a).
Section 8.12    Title Information.
(a)    On or before the delivery to the Administrative Agent and the Revolving Credit Lenders of each Reserve Report required by Section 8.11(a), the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 80% (by NPV) of the total Proved Reserves attributable to the Oil and Gas Properties evaluated in such Reserve Report.
(b)    If the Borrower has provided title information for additional Properties under Section 8.12(a), the Borrower shall, within forty‑five (45) days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% (by NPV) of the Oil and Gas Properties evaluated by such Reserve Report.
(c)    If the Borrower is unable to cure any title defect requested by the Administrative Agent to be cured within the 45‑day period or the Borrower does not comply with the requirements to provide acceptable title information covering 80% (by NPV) of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Revolving Credit Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Revolving Credit Lenders. To the extent that the Administrative Agent or the Revolving Credit Lenders are not satisfied with title to any Mortgaged Property after the 45‑day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 80% requirement, and the Administrative Agent may send a notice to the Borrower and the Revolving Credit Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Revolving Credit Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 80% (by NPV) of the Oil and Gas Properties evaluated in the most recent Reserve Report. This new Borrowing Base shall become effective immediately after receipt of such notice.
Section 8.13    Collateral.
(a)    The Indebtedness shall be secured by first and prior liens on substantially all assets of the Borrower and the Guarantors, including Oil and Gas Properties representing not less than 80% (by NPV) of the Oil and Gas Properties evaluated in the most recent Reserve Report. The Borrower agrees to deliver, and agrees to cause its Subsidiaries to deliver, such mortgages, deeds of trust, security agreements, financing statements and other security documents, in each case as may be requested by the Administrative Agent and in form and substance satisfactory to the Administrative Agent. In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as contemplated by Section 8.11(b)(vi)) to ascertain whether the Mortgaged Properties represent at least 80% (by NPV) of the Oil and Gas Properties evaluated in the most recently completed Reserve Report. In the event that the Mortgaged Properties do not satisfy such 80% (by NPV), then the Borrower shall, and shall cause each Subsidiary to, grant, within forty‑five (45) days of delivery of the certificate required under Section 8.11(b), to the Administrative Agent as security for the Indebtedness a first‑priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Borrowing Base Properties will satisfy such 80% (by NPV). All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.
(b)    In the event that the Borrower or any of its Subsidiary forms or acquires any Subsidiary, the Borrower or such Subsidiary shall promptly cause such new Subsidiary to guarantee the Indebtedness pursuant to the Guaranty Agreement and to grant a first and prior lien on its Oil and Gas Properties and other assets as required by Section 8.13(a) provided, that the Borrower or any Subsidiary shall not be required to comply with this Section 8.13(b) with respect to any Subsidiary formed for the purpose of entering into a merger agreement so long as: (A) such formed Subsidiary does not have any material assets or liabilities, other than such merger agreement, (B) no Loan Party guarantees or otherwise becomes liable in respect of any Debt or any other obligations, or grants any Lien on any of its property to secure any Debt of or other obligations of, or provide any other form of credit support to such formed Subsidiary, (C) consummation of the transactions contemplated by such merger agreement would not cause the Borrower or any Subsidiary to fail to comply with Section 9.06 and (D) such formed Subsidiary either (y) becomes a Loan Party and otherwise complies with the Credit Agreement substantially concurrently with the closing of such merger agreement, or (z) is dissolved or becomes a Loan Party within thirty (30) days after any termination of such merger agreement. In connection with any such guaranty, the Borrower or such Subsidiary shall, or shall cause such new Subsidiary to, (i) execute and deliver a supplement to the Guaranty Agreement executed by such new Subsidiary, (ii) pledge all of the Equity Interests of such new Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.
(c)    The mortgages and deeds of trust delivered by the Borrower and other Loan Parties pursuant to this Agreement shall expressly exclude from the description of the collateral covered thereby, and shall not otherwise encumber, any Building which is not a Designated Building (as each such term defined below in this subsection (c)). If requested by the Administrative Agent, the Borrower shall, and shall cause the applicable Loan Party to, provide the following with respect to each Designated Building (as hereinafter defined):
(i)    (A) information and documentation sufficient to obtain a standard life of loan flood hazard determination certificate issued by a flood hazard certification firm acceptable to the Administrative Agent (a “SFHD”) for such parcel or other portion of the Mortgaged Property upon which is located any Designated Building and (B) an SFHD indicating that the Designated Building is not located in a Special Flood Hazard Area, as defined in the Flood Disaster Protection Act of 1972 (as now or hereafter in effect or any successor statute thereto, the “FDPA”), or
(ii)    if the SFHD indicates that the Designated Building is located in a Special Flood Hazard Area, (A) a written notice of that fact, acknowledged by the Company and any applicable Guarantor, (B) evidence of adequate flood insurance on the Designated Building and its contents located on the Oil and Gas Properties and (C) such other information required by the Administrative Agent or any Lender for compliance with (1) any applicable requirements of the FDPA or other similar applicable laws, rules or regulations, or (2) promptly following written notice thereof from the Administrative Agent or any Lender, any applicable requirements of the Administrative Agent or any Lender in accordance with the Administrative Agent's or such Lender's standard policies and practices.
As used in this Section 8.13(c): “Building” means any Building or Manufactured (Mobile) Home, in each case as defined in the applicable Flood Insurance Regulations); and “Flood Insurance Regulations” means (I) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (II) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (III) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder; and “Designated Building” means a Building located on any real property that constitutes Collateral which the Administrative Agent in its discretion determines should be included in the description of the property encumbered by a Mortgage.
Section 8.14    ERISA Compliance. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service of the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, and immediately upon becoming aware of the occurrence of any “prohibited transaction” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.
Section 8.15    Marketing Activities. The Borrower will not, and will not permit any Subsidiary to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from its proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower or any Subsidiary that the Borrower or any Subsidiary has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 8.16    Operating Accounts. The Borrower will, and will cause each Subsidiary to, (a) in connection with any Deposit Account and/or any Securities Account, cause such Deposit Account and/or Securities Account in existence on the Effective Date to be subject to a Control Agreement within thirty (30) days following the Effective Date. The Borrower, for itself and on behalf of its Subsidiaries, hereby authorizes the Administrative Agent to deliver notices to the depositary banks and securities intermediaries pursuant to any Control Agreement under any one or more of the following circumstances: (x) following the occurrence of and during the continuation of an Event of Default, and (y) as otherwise agreed to in writing by the Borrower or any Subsidiary, as applicable. As to Deposit Accounts and Securities Accounts established by the Borrower or any Subsidiary after the Effective Date, the Borrower will, and will cause each Subsidiary to, cause such Deposit Account and/or Securities Accounts to be subject to a Control Agreement within fourteen (14) days after the establishment thereof (or such longer period of time as may be agreed to by the Administrative Agent). Notwithstanding the foregoing, a Control Agreement shall not be required for a Deposit Account or Securities Account so long as (i) the balance of such Deposit Account or Securities Deposit does not exceed Five Hundred Thousand Dollars ($500,000) at any time, and (ii) the aggregate balance in all such Deposit Accounts (that are not maintained with the Administrative Agent) that are not subject to a Control Agreement does not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) at any time.
Section 8.17    Commodity Exchange Act Keepwell Provisions. The Borrower hereby guarantees the payment and performance of all Indebtedness of each Guarantor and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Guarantor in order for such Guarantor to honor its obligations under its respective guaranty agreement including obligations with respect to Swap Obligations (provided, however, that the Borrower shall only be liable under this Section 8.17 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.17, or otherwise under this Agreement or any Loan Document, as it relates to such other Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 8.17 shall remain in full force and effect until all Indebtedness is paid in full to the Lenders, the Administrative Agent and all other Secured Parties, and all of the Lenders’ Commitments are terminated. The Borrower intends that this Section 8.17 constitute, and this Section 8.17 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
ARTICLE IX
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Administrative Agent, Issuing Bank, the Swing Line Lender and the Lenders that:
Section 9.01    Financial Covenants.
(a)    Total Funded Debt to EBITDAX. The Borrower will not permit, as of the last day of any fiscal quarter, its ratio (the “Leverage Ratio”) of (i) Total Funded Debt to (ii) EBITDAX to be greater than or equal to 4.0 to 1.0, determined at the fiscal quarter ending March 31, 2018, and each fiscal quarter thereafter.
(b)    Current Ratio. The Borrower will not permit, as of the last day of any fiscal quarter, its ratio of (i) Current Assets to (ii) Current Liabilities to be less than 1.0 to 1.0, determined at the fiscal quarter ending March 31, 2018, and each fiscal quarter thereafter.
Section 9.02    Debt. The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:
(a)    the Notes or other Indebtedness arising under the Loan Documents or Cash Management Agreements or any guaranty of or suretyship arrangement for the Notes or other Indebtedness arising under the Loan Documents or Secured Cash Management Agreements;
(b)    endorsements of negotiable instruments for collection in the ordinary course of business;
(c)    Debt under Capital Leases or that constitutes Purchase Money Indebtedness; provided that the aggregate principal amount of all Debt described in this Section 9.02(c) at any one time outstanding in the aggregate shall not exceed the greater of $10,000,000 and 0.5% of Consolidated Total Assets;
(d)    Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties;
(e)    Debt under Senior Notes and guaranties given by any Subsidiary that is a guarantor hereunder with respect thereto; provided that (i) on the date such Senior Notes are issued and immediately after giving effect to such issuance, the Borrower is in compliance on a pro forma basis with Section 9.01 of this Agreement and (ii) on the date such Senior Notes are issued (y) the Borrowing Base is reduced as required by Section 2.07(e)(iii) and (z) the Borrower has made any prepayments required by Section 3.04(c)(ii);
(f)    Debt of any Loan Party owing to any other Loan Party;
(g)    guaranty obligations in the ordinary course of business in respect of obligations to (or of) suppliers, customers, franchisees, lessors, licensees or sublicensees; and

(h)    other unsecured Debt not otherwise permitted in Section 9.02(e) not to exceed the greater of $25,000,000 and 1.25% of Consolidated Total Assets, in the aggregate any one time outstanding.
Section 9.03    Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Property (now owned or hereafter acquired), except:
(a)    Liens granted under a Security Instrument and securing the payment of any Indebtedness; and
(b)    Excepted Liens.
Section 9.04    Dividends and Distributions. The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(a)    any Loan Party may make Restricted Payments to any other Loan Party;
(b)    the Borrower may make Restricted Payments with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Capital Stock) of the Borrower;
(c)    the Borrower may purchase, redeem or acquire, cancel or retire for value capital stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire capital stock of the Borrower held by any existing or former directors, employees or management of the Borrower or any Subsidiary of the Borrower or their assigns, estates or heirs, in each case, in connection with employee or director stock option, restricted stock or restricted stock units, or stock purchase agreements or other agreements to compensate such management employees or directors; provided that such redemptions or repurchases pursuant to this clause (c) will not exceed the greater of $5,000,000 and 0.5% of Consolidated Total Assets, in the aggregate during any calendar year; and
(d)    the Borrower may make Restricted Payments with respect to its Equity Interests that are dividends payable in cash; provided that: (i) no Borrowing Base Deficiency, Default or Event of Default has occurred, is continuing or would result therefrom, (ii) after giving pro forma effect to such Restricted Payment, the Borrowing Base Utilization Percentage would be less than 80%, and (iii) such Restricted Payments pursuant to this clause (d) will not exceed the greater of $5,000,000 and 0.5% of Consolidated Total Assets, in the aggregate during any calendar year.
Section 9.05    Investments, Loans and Advances. The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:
(a)    accounts receivable arising in the ordinary course of business;

(b)    direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of acquisition thereof;
(c)    commercial paper maturing within one year from the date of acquisition thereof rated in the highest grade by S&P or Moody’s;
(d)    deposit accounts or deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any other Person at any office located in the United States which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;
(e)    deposits in money market funds investing exclusively in Investments described in Section 9.05(b), Section 9.05(c) or Section 9.05(d);
(f)    investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm‑out, farm‑in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the onshore continental boundaries of the United States of America;
(g)    investments in direct ownership interests in, or, subject to Section 9.15, to acquire new Subsidiaries that own, additional Oil and Gas Properties and all other assets related to the business permitted under Section 9.06;
(h)    investments in or to any wholly owned Subsidiary that is a Guarantor;
(i)    entry into operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the oil and gas business, excluding, however, Investments in other Persons; provided, however, that none of the foregoing shall involve the incurrence of any Debt not permitted by Section 9.02; and
(j)    other Investments not to exceed the greater of $25,000,000 and 1.25% of Consolidated Total Assets, in the aggregate at any time.
Section 9.06    Nature of Business. The Borrower will not allow any material change to be made in the character of its business or the business of any Subsidiary as an independent oil and gas exploration and production company. From and after the date hereof, the Borrower and its Subsidiaries will not acquire or make any other expenditure

(whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the onshore continental boundaries of the United States.
Section 9.07    Limitation on Leases. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding leases of Hydrocarbon Interests and drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the Subsidiaries pursuant to all such leases or lease agreements, including any residual payments at the end of any lease, to exceed at any time, the greater of $5,000,000 and one percent (1.0%) of the Borrowing Base then in effect at such time, in any period of twelve consecutive calendar months during the life of such leases.
Section 9.08    Proceeds of Loans. The Borrower will not, and will not permit any Subsidiary to, use the proceeds of the Loans or Letters of Credit for any purpose other than those permitted by Section 7.21. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate section 7(a) of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be. The Borrower will not, and will not permit any Subsidiary to, request any Loan or Letter of Credit or, directly or indirectly, use the proceeds of any Loan or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as the Administrative Agent, any Lender (including the Swing Line Lender), the Issuing Bank, underwriter, arranger, advisor, investor or otherwise), or (iii) in furtherance of an offer, payment , promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of applicable Anti-Corruption Laws.
Section 9.09    ERISA Compliance. The Borrower will not, and will not permit any Subsidiary to, at any time:
(a)    engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code if such penalty or liability could reasonably be expected to result in a Material Adverse Effect.
(b)    Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto if such failure could reasonably be expected to result in a Material Adverse Effect.
(c)    contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.
Section 9.10    Mergers, Etc.. The Borrower will not, and will not permit any Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired), or liquidate or dissolve; provided that any Subsidiary may participate in a consolidation with (i) the Borrower so long as the Borrower shall be the continuing or surviving entity or (ii) any other Subsidiary (provided that if one of such Subsidiaries is a wholly-owned Subsidiary, then the surviving Person shall be a wholly-owned Subsidiary).
Section 9.11    Sale of Properties. The Borrower will not, and will not permit any Subsidiary to, Dispose of any Property or Unwind any Borrowing Base Hedging Agreement except for:
(a)    the sale of Hydrocarbons in the ordinary course of business;
(b)    farmouts or similar arrangements related to undeveloped acreage and assignments in connection with such farmouts or similar arrangements; provided that any farmouts or similar arrangements that relate to Oil and Gas Properties included in the most recently delivered Reserve Report shall require the approval of the Administrative Agent if such farmouts or similar arrangements over any rolling 12-month period relate to Oil and Gas Properties that have an NPV in excess of five percent (5%) of the Borrowing Base then in effect, but such consent shall only be required for those farmouts or similar arrangements in excess of such amount;
(c)    the sale or transfer of equipment that is obsolete, worn out or no longer necessary or useful for the business of the Borrower or any Subsidiary or that is replaced by equipment of at least comparable value and use;
(d)    the Disposition of any Oil and Gas Property or any interest therein or any Subsidiary owning Oil and Gas Properties; provided that: (i) 100% of the consideration received in respect of such Disposition shall be cash, (ii) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject of such Disposition (as reasonably determined by the board of directors (or equivalent body) of the Borrower, and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (iii) if such Oil and Gas Properties were included in the most recently delivered Reserve Report and the Disposition thereof results in a Triggering Event, the Borrowing Base shall automatically be reduced pursuant to Section 2.07(e)(ii), and (iv) if any such Disposition is of a Subsidiary owning Oil and Gas Properties, such Disposition shall include all the Equity Interests of such Subsidiary;
(e)    the Disposition of Oil and Gas Properties in exchange for fair consideration in the form of either (i) other Oil and Gas Properties of a similar use or purpose or (ii) an operator’s commitment to drill an oil or natural gas well; provided that in the case of each of subclauses (i) and (ii) above, the consideration received is of equivalent or greater fair market value as the properties being Disposed of (as reasonably determined by the board of directors (or equivalent body) of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect) and, to the extent applicable, the Borrower has delivered title information and mortgages covering the Oil and Gas Properties received by the Borrower as may be required pursuant to Section 8.12 and Section 8.13;
(f)    the Unwinding of Borrowing Base Hedging Agreements; provided that if such Unwind results in a Triggering Event the Borrowing Base shall be reduced to the extent required by Section 2.07(e)(i);
(g)    the Dispositions set forth on Schedule 9.11; and
(h)    and other Dispositions of Properties not regulated by Section 9.11(a) to Section 9.11(g) having a fair market value not to exceed five percent (5%) of the Borrowing Base then in effect during any twelve (12) month period.
The Administrative Agent shall reasonably cooperate with Borrower, at Borrower’s cost and expense, to promptly provide a release of lien for any Oil and Gas Properties that are being Disposed by the Borrower or its Subsidiaries in accordance with this Section 9.11, provided that Borrower provides the Administrative Agent with any documents or certificates reasonably requested by the Administrative Agent to establish compliance with this Section 9.11.
Section 9.12    Environmental Matters. The Borrower will not, and will not permit any Subsidiary to, cause or permit any of its Properties to be in violation of, or do anything or permit anything to be done which will subject any such Properties to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations, Release or threatened Release, exposure, or Remedial work could reasonably be expected to have a Material Adverse Effect.

Section 9.13    Agreements Governing Senior Notes. The Borrower will not, and will not permit any Subsidiary to, enter into, amend or otherwise modify any agreements and instruments governing Debt pursuant to Senior Notes, unless such agreements and instruments continue to meet the requirements of the defined term “Senior Notes” after giving effect to such entry, amendments or modifications.
Section 9.14    Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service or the making of any loan, with any Affiliate (other than a Guarantor) of the Borrower unless such transactions are otherwise permitted under this Agreement and are upon terms no less favorable to it than it would obtain in a comparable arm’s length transaction with an independent third party.
Section 9.15    Subsidiaries. The Borrower shall not, and will not permit any Subsidiary to, create or acquire any Subsidiary without at least ten (10) day prior written notice to the Administrative Agent; provided that in connection with such creation or acquisition the Borrower shall, contemporaneously with the formation or acquisition of such Subsidiary, (a) cause such new Subsidiary to become a Guarantor to guarantee the Indebtedness and deliver to the Administrative Agent (x) an executed supplement or assumption agreement to the Guaranty Agreement in form and substance reasonably acceptable to the Administrative Agent, and (y) an executed supplement or assumption agreement to the Security Agreement, (b) pledge all of the Equity Interests of such new Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such new Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (c) execute and deliver, or cause to be delivered, such other additional closing documents, certificates, tribal consents and legal opinions as shall be requested by the Administrative Agent. The Borrower shall not, and will not permit any Subsidiary to, create or acquire any Subsidiary unless such Subsidiary is (i) wholly-owned, directly or indirectly, by the Borrower and (ii) organized under the laws of the United States of America or any state thereof or the District of Columbia.
Section 9.16    Negative Pledge Agreements. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments, or agreements with respect to Purchase Money Indebtedness or Capital Leases creating Liens permitted by Section 9.03(b), but the only with respect to the Property that is the subject of such Purchase Money Indebtedness or Capital Lease) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Properties in favor of the Administrative Agent and the Lenders or which requires the consent of or notice to other Persons in connection therewith.
Section 9.17    Gas Imbalances, Take‑or‑Pay or Other Prepayments. The Borrower will not, and will not permit any Subsidiary to, allow gas imbalances, take‑or‑pay or other prepayments with respect to the Oil and Gas Properties of the

Borrower or any of its Subsidiaries that would require the Borrower or a Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed two percent (2%) of the Borrower’s Proved Reserves of natural gas (on an mcf equivalent basis) in the aggregate, as measured as of the date of the most recent Reserve Report delivered hereunder.
Section 9.18    Hedging Agreements.
(a)    The Borrower shall not, and shall not permit any Subsidiary to, Unwind any Borrowing Base Hedging Agreement except as permitted by Section 9.11(f). The Borrower shall not enter into Hedging Agreements in respect of commodities other than Hydrocarbons. In the case of Hydrocarbons, the Borrower shall not enter into Hedging Agreements if the effect thereof would be to cause the notional volumes of all Hedging Agreements and additional fixed‑price physical off‑take contracts, in the aggregate, to exceed (i) the greater of (y) 100% of the projected production from the Borrower’s Proved Developed Producing Reserves reflected in the most recently completed Reserve Report and (z) 85% of the projected production from the Borrower’s Proved Reserves reflected in the most recently completed Reserve Report for any month continuing through and including the date that is twenty-four (24) months following the effective date of each such Hedging Agreement and (ii) the greater of (y) 85% of the projected production from the Borrower’s Proved Developed Producing Reserves reflected in the most recently completed Reserve Report and (z) 65% of the projected production from the Borrower’s Proved Reserves reflected in the most recently completed Reserve Report for any month that is twenty-five (25) months following the effective date of each such Hedging Agreement and continuing through and including the date that is sixty (60) months following such effective date (it being understood that any put contracts entered into for non speculative purposes shall not count against the above limitation). The Borrower shall not enter into Hedging Agreements converting interest rates. The Borrower shall not post any collateral to secure Hedging Agreements, except as contemplated by the Loan Documents in the case of a Secured Hedging Counterparty. The Borrower shall not enter into Hedging Agreements other than with an Approved Counterparty.
(b)    The limitations on Hedging Agreements set forth in this Section 9.18 shall be calculated based upon barrels of oil, cubic feet of natural gas or barrels of natural gas liquids, as the case may be, as set forth in the relevant Reserve Report and shall not be based on barrel of oil equivalent (or BOE) computations.
Section 9.19    Sale and Leasebacks. The Borrower will not, and will not permit any Subsidiary, to enter into any arrangement, directly or indirectly, with any Person whereby the Borrower or any Subsidiary shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby Borrower shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which Borrower or any Subsidiary intends to use for substantially the same purpose or purposes as the Property sold or transferred.
Section 9.20    Amendments to Organizational Documents. Without the prior written consent of Administrative Agent and the Majority Revolving Credit Lenders, the Borrower will not, and will not permit any Subsidiary to, amend, or permit to be amended, its Organizational Documents or waive any right or obligation of any Person thereunder except to the extent such amendment or waiver could not reasonably be expected to adversely affect the rights and benefits of the Administrative Agent, the Lenders and/or other secured parties under this Agreement or any other Loan Document.
Section 9.21    Senior Notes. The Borrower will not, and will not permit any Subsidiary to, make any payments on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise), interest, premium or fees in respect of any Senior Notes prior to the scheduled maturity or due date, as applicable, thereof, except (a) in connection with any refinancing of Debt under Senior Notes using the proceeds of Senior Notes issued pursuant to this Agreement, (b) for any offer to redeem any Senior Notes required as a result of asset sales or the occurrence of a “Change in Control” under and as defined in any indenture, loan agreement or other agreement or instrument evidencing such Senior Notes (or a substantially similar term used therein) and (c) for redemptions of Senior Notes; provided that (i) no Borrowing Base Deficiency, Default or Event of Default has occurred, is continuing or would result therefrom, (ii) after giving pro forma effect to such redemption, the Borrowing Base Utilization Percentage would be less than 80%, and (iii) after giving pro forma effect to such redemption, the Leverage Ratio shall not be greater than 3.00 to 1.00.
ARTICLE X
Events of Default; Remedies
Section 10.01    Events of Default. One or more of the following events shall constitute an “Event of Default”:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    (i) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02, Section 8.03, Section 8.06, Section 8.13 or Article IX or (ii) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)(i)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (x) a Responsible Officer of the Borrower or any other any Loan Party having knowledge of such default or (y) notice thereof from the Administrative Agent to the Borrower;
(e)    the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Debt, beyond any period of grace provided with respect thereto;
(f)    any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due (after taking into account any applicable period of grace with respect thereto), or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or an event or condition requires the Borrower or any Subsidiary to make an offer in respect thereof;
(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for forty‑five (45) days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)    the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(i)    the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(j)    (i) one or more judgments for the payment of money in an aggregate amount in excess of the greater of $10,000,000 and 0.5% of Consolidated Total Assets (to the extent not covered by independent third party insurance provided by insurers acceptable to the Administrative Agent as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non‑monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Borrower, any Subsidiary or any combination thereof and, in either such case, the same shall remain undischarged for a period of forty‑five (45) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment;

(k)    the Borrower or any Subsidiary or an ERISA Affiliate is not in compliance with all material respects with ERISA and, where applicable, the Code regarding each Plan, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect;
(l)    the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or any Subsidiary or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Subsidiary or its Affiliates shall so state in writing;
(m)    a Change in Control shall occur;
(n)    a failure to cure a Borrowing Base Deficiency as outlined in Section 3.04(c)(i) or (ii); and
(o)    an “Event of Default”, “Termination Event” or “Additional Termination Event” (other than an “Event of Default”, “Termination Event” or “Additional Termination Event” associated with a breach thereof by an Approved Counterparty) shall occur under (i) any Hedging Agreement between the Borrower and any Lender or Affiliate of a Lender (in each case after giving effect to any applicable grace periods) or (ii) any Hedging Agreement between the Borrower and any Approved Counterparty (other than a Lender or Affiliate of a Lender) that constitutes Material Debt (in each case after giving effect to any applicable grace periods).
Section 10.02    Remedies.
(a)    In the case of an Event of Default other than one described in Section 10.01(g), Section 10.01(h) or Section 10.01(i), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes (if any) and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes (if any) and the other Loan Documents (including the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(i)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower; and in case of an Event of Default described in Section 10.01(g), Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and such Notes (if any) and the principal of such Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under such Notes (if any) and the other Loan Documents (including the payment of cash collateral to secure the LC

Exposure as provided in Section 2.08(i)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.
(b)    In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.
(c)    All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Indebtedness, whether by acceleration or otherwise, shall be applied:
(i)    first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;
(ii)    second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;
(iii)    third, pro rata to payment of accrued interest on the Revolving Credit Loans and Swing Line Loans;
(iv)    fourth, pro rata to payment of all other Indebtedness;
(v)    fifth, to serve as cash collateral to be held by the Administrative Agent to secure LC Exposure; and
(vi)    sixth, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Indebtedness other than Excluded Swap Obligations as a result of this this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Indebtedness described in clause fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Indebtedness pursuant to clause fourth above).
Section 10.03    Limitation on Rights and Waivers. All rights, powers and remedies herein conferred shall be exercisable by Administrative Agent and any other Secured Party only to the extent not prohibited by applicable law; and all waivers and relinquishments of rights and similar matters shall only be effective to the extent such waivers or relinquishments are not prohibited by applicable law.

ARTICLE XI
The Administrative Agent
Section 11.01    Appointment; Powers. Each of the Lenders and each Issuing Bank hereby irrevocably (subject to Section 11.06) appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.
Section 11.02    Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto. The Joint Lead Arrangers shall not have any duties or obligations except those expressly set forth in the Loan Documents.
Section 11.03    Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Lenders and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03. In no event shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.
Section 11.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Issuing Banks and the Lenders hereby waive the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.
Section 11.05    Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 11.06    Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation or removal, the Lenders shall have the right, in consultation with the Borrower (provided no Event of Default then exist), to appoint a successor. If no successor shall have been so appointed by the Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Issuing Banks and Lenders, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Section 11.07    Administrative Agent as Lender. Each Person serving as an Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Administrative Agent hereunder.
Section 11.08    No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Haynes and Boone, LLP is acting in this transaction as counsel to the Administrative Agent only. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.
Section 11.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding;
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 11.10    Authority of Administrative Agent to Release Collateral and Liens. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any Disposition of Property to the extent such Disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.
ARTICLE XII
Miscellaneous
Section 12.01    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, as follows:
(i)    if to the Borrower, to it at:
SRC Energy Inc.
1675 Broadway, Suite 2600
Denver, CO 80202
Attention: Brant DeMuth
Telecopy Number: (720) 616-4301

(ii)    if to the Administrative Agent:

SunTrust Bank
3333 Peachtree Street, N.E. / 8th Floor
Atlanta, Georgia 30326
Attention: Yann Pirio
Telecopy Number: (404) 827-6270

With copies to (for information purposes only):

SunTrust Bank
3333 Peachtree Street, N.E. / 10th Floor
Atlanta, Georgia 30326
Attention: Peter Almond
Telecopy Number: (404) 926-5248

SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Agency Services Manager
Telecopy Number: (404) 221-2001

and

Haynes and Boone, LLP
1221 McKinney, Suite 2100
Houston, Texas 77010
Attention: Kraig Grahmann
Telecopy Number: (713) 236-5469

(iii)    if to the Issuing Bank:
SunTrust Bank
Attn: Standby Letter of Credit Dept.
245 Peachtree Center Ave., 17th FL
Atlanta, GA  30303
Telephone: 800-951-7847

(iv)    if to any Lender, to it at its address (or facsimile number) set forth on its administrative agency information form provided to the Administrative Agent or on its Assignment and Assumption.
(b)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Administrative Agent or the Issuing Bank shall not be effective until actually received by such Person at its address specified in this Section.
(c)    Any agreement of the Administrative Agent, the Issuing Bank or any Lender herein to receive certain notices by email, telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank or any Lender in reliance upon such email, telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Indebtedness hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank or any Lender to receive written confirmation of any email, telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and such Lender to be contained in any such email, telephonic or facsimile notice.
(d)    Electronic Communications.
(i)    Notices and other communications to the Administrative Agent, the Lenders, the Issuing Bank and the Swing Line Lender hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II, Article III, Article IV or Article V unless the Administrative Agent, such Lender, the Issuing Bank, or the Swing Line Lender as applicable, have agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by the party receiving such notice or communication; provided that approval of such procedures may be limited to particular notices or communications.
(ii)    Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received by an intended recipient at the time that such intended recipient is deemed to have received, at its email address as described in the foregoing clause (i) of this subsection (d), notification that such notice or communication is available and identifying the website address therefor.
Section 12.02    Waivers; Amendments.
(a)    No failure on the part of the Administrative Agent, any Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.
(b)    No amendment or waiver of any provision of this Agreement or of the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and, other than Hedging Agreements, signed by the Borrower and the Majority Revolving Credit Lenders, or the Borrower and the Administrative Agent with the consent of the Majority Revolving Credit Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Majority Revolving Credit Lenders, no amendment, waiver or consent shall:
(i)    increase the Commitment or Maximum Credit Amount of any Revolving Credit Revolving Credit Lender without the written consent of such Revolving Credit Lender;
(ii)    increase the Borrowing Base without the written consent of each Revolving Credit Lender;
(iii)    reduce or reaffirm the Borrowing Base without the written consent of the Required Revolving Credit Lenders;
(iv)    reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender entitled to such payment;
(v)    postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender entitled to such payment, or postpone the scheduled date for the termination or reduction of the Commitment of any Lender, without the written consent of such Lender;
(vi)    change Section 4.01 or Section 10.02 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;
(vii)    change any of the provisions of this subsection (b) or the definitions of “Majority Revolving Credit Lenders” or “Required Revolving Credit Lenders” or any

other provision of this Agreement specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;
(viii)    release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Indebtedness, without the written consent of each Lender (except for releases in connection with transaction permitted by Section 9.11 of this Agreement); or
(ix)    release all or substantially all collateral (if any) securing any of the Indebtedness, without the written consent of each Lender (except for releases in connection with transaction permitted by Section 9.11 of this Agreement);
provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Issuing Bank or the Swing Line Lender without the prior written consent of such Person.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of provisions that expressly survive termination), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
Section 12.03    Expenses, Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the credit facilities provided for herein, the investigation, preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and its Affiliates with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any

Security Instrument or any other document referred to therein, (iii) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all reasonable out‑of‑pocket expenses incurred by any Administrative Agent, any Joint Lead Arranger, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Joint Lead Arranger, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    THE BORROWER AND THE GUARANTORS SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, EACH JOINT LEAD ARRANGER, EACH ISSUING BANK, THE SWING LINE LENDER AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR THE BORROWER OR ANY LOAN PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING (A) ANY REFUSAL BY ANY ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT ISSUED BY SUCH ISSUING BANK IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON‑COMPLIANCE, NON‑DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING

THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON‑COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF IT SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak, Intralinks or any other Internet or intranet website, except to the extent that such damages are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from such Indemnitee’s gross negligence or willful misconduct. The obligations of the Borrower and the Guarantors under this Section shall be joint and several.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under Section 12.03(a) or (b), each Revolving Credit Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Revolving Credit Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.
(d)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e)    All amounts due under this Section 12.03 shall be payable promptly after written demand therefor.
Section 12.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)    the Borrower, provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender (provided that such Lender or Affiliate of a Lender is not a Foreign Lender) or, if an Event of Default has occurred and is continuing, is to any other assignee; and
(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment;
(C)    the Issuing Bank for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); provided that no consent of the Issuing

Bank shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment; and
(D)    the Swing Line Lender; provided that no consent of the Swing Line Lender shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment; and
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower, the Administrative Agent and the Issuing Banks otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing fee of $3,500; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any information reasonably requested by the Administrative Agent in connection with its duties hereunder.
(iii)    Subject to Section 12.04(b)(iv) and the acceptance thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s providing any information reasonably requested by the Administrative Agent in connection with its duties hereunder, the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by this Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c) of this Section.
(c)    (i) Any Lender may, without the consent of the Borrower, or the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.02(b) that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each

Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(i)    A Participant shall not be entitled to receive any greater payment under Section 5.01or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, including to a trustee or other pledgee, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state, or to meet the requirements of any exemption to such registration or qualification requirements.
(f)    Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would be to the Borrower, an Affiliate of the Borrower, a Defaulting Lender or a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
Section 12.05    Survival; Revival; Reinstatement.
(a)    All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
(b)    To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.
Section 12.06    Counterparts; Integration; Effectiveness.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
(b)    This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
(c)    Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by facsimile transmission or electronic transmission shall be effective as delivery of a manually executed counterpart thereof.
Section 12.07    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof, and the remaining provisions hereof and thereof shall remain in full force and effect and shall be liberally construed to carry out the provisions and intent hereof and thereof; provided, that if any one or more of the provisions contained in this Agreement or any other Loan Document shall be determined or held to be invalid or unenforceable because such provision is overly broad as to duration, geographic scope, activity, subject or otherwise, such provision shall be deemed amended (and any court or other tribunal is hereby authorized to reform this Agreement accordingly) by limiting and reducing it to the minimum extent necessary to make such provision valid and enforceable; provided further, that the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 12.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including obligations under Hedging Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower or any Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.
Section 12.09    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.
(b)    THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR RECOGNITION OR ENFORCEMENT

OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH DISTRICT COURT OR NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, SUCH APPELLATE COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.
(d)    EACH PARTY HEREBY (I) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (II) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; PROVIDED, HOWEVER, THAT NOTHING SET FORTH HEREIN SHALL LIMIT OR OTHERWISE IMPAIR THE BORROWER’S INDEMNIFICATION AND REIMBURSEMENT OBLIGATIONS UNDER SECTION 12.03(a) and SECTION 12.03(b) HEREOF OR OTHERWISE; (III) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE, AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (IV) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 12.11    Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to potential investors, rating agencies, and secured parties, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (c) to the extent requested by any regulatory authority or self-regulatory body, (d) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (e) to any other party to this Agreement or any other Loan Document, (f) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (g) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to the Borrower and its obligations, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non‑confidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower relating to the Borrower and its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non‑confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 12.12    Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Colorado or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Indebtedness, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Indebtedness shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Indebtedness is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then, to the extent permitted by applicable law, the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.
Section 12.13    Exculpation Provisions. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING

ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
Section 12.14    Collateral Matters; Hedging Agreements; Cash Management. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to any Secured Hedging Agreement and any Secured Cash Management Agreement as set forth in Section 10.02(c).
Section 12.15    No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Banks to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document (except to the extent it is a party thereto) against the Administrative Agent, any Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries other than Secured Hedging Counterparties and the Cash Management Banks.
Section 12.16    USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
Section 12.17    Existing Credit Agreement. This Agreement amends and restates the Existing Credit Agreement in its entirety. On the date of the initial funding of Loans hereunder, all amounts outstanding under the Existing Credit Agreement shall be paid in full with the proceeds of such Loans and the “Commitments” (as defined in the Existing Credit Agreement) thereunder shall be terminated. Each Lender that was a party to the Existing Credit Agreement hereby agrees to return to the Borrower, with reasonable promptness, any note delivered by the Borrower to such Lender in connection with the Existing Credit Agreement upon receipt of its new Note, if any, delivered pursuant to this Agreement.

Section 12.18    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges it and its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Joint Lead Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) none of the Administrative Agent, the Joint Lead Arrangers or any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent, the Joint Lead Arrangers and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, any Joint Lead Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 12.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(i)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(ii)    the effects of any Bail-In Action on any such liability, including, if applicable:

(A)	a reduction in full or in part or cancellation of any such liability;
(B)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(C)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

SRC ENERGY INC.

By:
James P. Henderson
Executive Vice President and Chief
Financial Officer

Signature Page to Second Amended and Restated Credit Agreement

ADMINISTRATIVE AGENT, ISSUING BANK, SWING LINE LENDER AND LENDER:

SUNTRUST BANK, as Administrative Agent, Issuing Bank, Swing Line Lender and a Lender

By:
Name:
Title:

Signature Page to Second Amended and Restated Credit Agreement

LENDER:

JPMORGAN CHASE BANK, N.A., as a Lender

By:
Name:
Title:

Signature Page to Second Amended and Restated Credit Agreement

LENDER:

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

Signature Page to Second Amended and Restated Credit Agreement

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

Signature Page to Second Amended and Restated Credit Agreement

LENDER:

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

Signature Page to Second Amended and Restated Credit Agreement

LENDER:

CITIBANK, N.A., as a Lender

By:
Name:
Title:

Signature Page to Second Amended and Restated Credit Agreement

LENDER:

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:
Name:
Title:

Signature Page to Second Amended and Restated Credit Agreement

LENDER:

ZB N.A. DBA AMEGY BANK, as a Lender

By:
Name:
Title:

Signature Page to Second Amended and Restated Credit Agreement

LENDER:

BANK OF MONTREAL, as a Lender

By:
Name:
Title:

Signature Page to Second Amended and Restated Credit Agreement

LENDER:

COMERICA BANK, as a Lender

By:
Name:
Title:

Signature Page to Second Amended and Restated Credit Agreement

LENDER:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:
Name:
Title:

Signature Page to Second Amended and Restated Credit Agreement

LENDER:

COMMUNITY BANKS OF COLORADO, a division of NBH Bank, as a Lender

By:
Name:
Title:

Signature Page to Second Amended and Restated Credit Agreement

LENDER:

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

Signature Page to Second Amended and Restated Credit Agreement